Exhibit 99.2
Audited Consolidated Financial Statements of ACS
as of and for the Years Ended June 30, 2009, 2008 and 2007

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Affiliated Computer Services, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Affiliated Computer Services, Inc. and its subsidiaries at June 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2009. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Notes 1 and 12 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain income tax positions in fiscal year 2008.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Grupo Multivoice (“Multivoice”), e-Services Group International (“e-Services”) and VBHG Ltd (“Anix”) from its assessment of internal control over financial reporting as of June 30, 2009 because they were acquired by the Company in purchase business combinations during fiscal year 2009. We have also excluded Multivoice, e-Services and Anix from our audit of internal control over financial reporting. Multivoice, e-Services and Anix are wholly-owned subsidiaries whose total assets and total revenues represent 0.9% and 3.5%, respectively, of the related consolidated financial statement amounts as of and for the year ended June 30, 2009.
PricewaterhouseCoopers LLP
Dallas, Texas
August 27, 2009

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$730,911	$461,883
Accounts receivable, net	1,415,707	1,378,285
Income taxes receivable	19,210	7,076
Prepaid expenses and other current assets	249,257	255,872

Total current assets	2,415,085	2,103,116

Property, equipment and software, net	955,158	920,637
Goodwill	2,894,189	2,785,164
Other intangibles, net	436,383	444,479
Other assets	200,158	216,003

Total assets	$6,900,973	$6,469,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$272,889	$198,191
Accrued compensation and benefits	251,510	244,888
Other accrued liabilities	388,262	338,861
Deferred taxes	90,798	82,017
Current portion of Senior Notes, net of unamortized discount	249,984	-
Current portion of other long-term debt	45,188	47,373
Current portion of unearned revenue	187,349	173,809

Total current liabilities	1,485,980	1,085,139

Senior Notes, net of unamortized discount	249,625	499,529
Other long-term debt	1,791,904	1,858,012
Deferred taxes	469,606	411,836
Other long-term liabilities	281,726	306,509

Total liabilities	4,278,841	4,161,025

Commitments and contingencies (See Note 19)

Stockholders’ equity:
Class A common stock, $.01 par value, 500,000 shares authorized, 112,044 and 111,660 shares issued, respectively	1,120	1,116
Class B convertible common stock, $.01 par value, 14,000 shares authorized, 6,600 shares issued and outstanding	66	66
Additional paid-in capital	1,729,995	1,702,340
Accumulated other comprehensive (loss) income, net	(45,014)	18,830
Retained earnings	1,991,933	1,641,990
Treasury stock at cost, 21,002 shares	(1,055,968)	(1,055,968)

Total stockholders’ equity	2,622,132	2,308,374

Total liabilities and stockholders’ equity	$6,900,973	$6,469,399

The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Year Ended June 30,
	2009	2008	2007
Revenues	$6,523,164	$6,160,550	$5,772,479

Operating expenses:
Cost of revenues:
Wages and benefits	2,977,564	2,908,290	2,748,717
Services and supplies	1,597,713	1,383,801	1,262,435
Rent, lease and maintenance	785,160	746,077	701,620
Depreciation and amortization	395,034	380,571	346,199
Software impairment charge	-	-	76,407
Other	32,967	27,967	33,440

Cost of revenues	5,788,438	5,446,706	5,168,818

Other operating expenses	48,783	68,766	66,706

Total operating expenses	5,837,221	5,515,472	5,235,524

Operating income	685,943	645,078	536,955

Interest expense	130,329	161,935	182,665
Other non-operating expense (income), net	1,379	(13,076)	(29,123)

Pretax profit	554,235	496,219	383,413

Income tax expense	204,292	167,209	130,323

Net income	$349,943	$329,010	$253,090

Earnings per share:
Basic	$3.59	$3.36	$2.53

Diluted	$3.57	$3.32	$2.49

Shares used in computing earnings per share:
Basic	97,510	98,013	100,181

Diluted	98,006	98,993	101,572
The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock						Accumulated
	Class A		Class B		Additional		Other	Treasury Stock
					Paid-in	Retained	Comprehensive	Shares
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss), Net	Held	Amount	Total
Balance at June 30, 2006	129,848	1,299	6,600	66	1,799,778	1,836,850	(10,943)	(23,289)	(1,170,832)	2,456,218
Comprehensive income:

Foreign currency translation gains	-	-	-	-	-	-	16,955	-	-	16,955
Foreign currency hedges(a)	-	-	-	-	-	-	693	-	-	693
Interest rate hedges (a)	-	-	-	-	-	-	6,837	-	-	6,837
Net income	-	-	-	-	-	253,090	-	-	-	253,090

Total comprehensive income										277,575

Share repurchases	-	-	-	-	-	-	-	(14,429)	(730,688)	(730,688)
Retired shares	(16,659)	(167)	-	-	(214,712)	(627,825)	-	16,659	842,704	-
Stock-based compensation expense	-	-	-	-	27,968	-	-	-	-	27,968
Tax benefit on stock option exercises	-	-	-	-	7,203	-	-	-	-	7,203
Employee stock transactions and related tax benefits	771	7	-	-	22,663	-	-	57	2,848	25,518
Adjustment to initially apply SFAS 158 (a)	-	-	-	-	-	-	2,374	-	-	2,374

Balance at June 30, 2007	113,960	1,139	6,600	66	1,642,900	1,462,115	15,916	(21,002)	(1,055,968)	2,066,168
Comprehensive income:

Foreign currency translation gains	-	-	-	-	-	-	25,473	-	-	25,473
Foreign currency hedges(a)	-	-	-	-	-	-	1,278	-	-	1,278
Interest rate hedges (a)	-	-	-	-	-	-	(12,600)	-	-	(12,600)
Prior service cost (a)	-	-	-	-	-	-	136	-	-	136
Change in funded status of pension plans (a)	-	-	-	-	-	-	(11,490)	-	-	(11,490)
Net income	-	-	-	-	-	329,010	-	-	-	329,010

Total comprehensive income										331,807

Share repurchases	-	-	-	-	-	-	-	(4,527)	(200,000)	(200,000)
Retired shares	(4,527)	(45)	-	-	(60,764)	(139,191)	-	4,527	200,000	-
Stock-based compensation expense	-	-	-	-	25,402	-	-	-	-	25,402
Tax benefit on stock option exercises	-	-	-	-	12,446	-	-	-	-	12,446
Employee stock transactions and related tax benefits	2,227	22	-	-	77,840	-	-	-	-	77,862
Adjustment to initially apply SFAS 158 to pension acquired(a)	-	-	-	-	-	-	117	-	-	117
Settlement of FIN 48 tax position	-	-	-	-	4,516	-	-	-	-	4,516
Adoption of FIN 48	-	-	-	-	-	(9,944)	-	-	-	(9,944)

Balance at June 30, 2008	111,660	1,116	6,600	66	1,702,340	1,641,990	18,830	(21,002)	(1,055,968)	2,308,374
Comprehensive income:

Foreign currency translation losses	-	-	-	-	-	-	(63,489)	-	-	(63,489)
Foreign currency hedges(a)	-	-	-	-	-	-	777	-	-	777
Interest rate hedges (a)	-	-	-	-	-	-	(12,322)	-	-	(12,322)
Prior service cost (a)	-	-	-	-	-	-	140	-	-	140
Change in funded status of pension plans (a)	-	-	-	-	-	-	11,050	-	-	11,050
Net income	-	-	-	-	-	349,943	-	-	-	349,943

Total comprehensive income										286,099

Stock-based compensation expense	-	-	-	-	25,143	-	-	-	-	25,143
Tax benefit on stock option exercises	-	-	-	-	(7,666)	-	-	-	-	(7,666)
Employee stock transactions and related tax benefits	384	4	-	-	10,178	-	-	-	-	10,182

Balance at June 30, 2009	112,044	$1,120	6,600	$66	$1,729,995	$1,991,933	$(45,014)	(21,002)	$(1,055,968)	$2,622,132

     (a) Net of income tax
The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended June 30,
	2009	2008	2007
Cash flows from operating activities:
Net income	$349,943	$329,010	$253,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	395,034	380,571	346,199
Contract inducement amortization	15,650	14,304	14,634
Deferred financing fee amortization	6,274	6,261	6,292
Deferred contract cost amortization	9,887	7,494	-
Provision (credit) for uncollectible accounts receivable	5,132	3,138	(290)
Provision for default loan liability	282	-	(218)
Software impairment charge	-	-	76,407
Other asset impairments	-	1,560	1,351
Gain on sale of business units	(3,527)	(3,630)	(2,459)
(Gain)/loss on long-term investments	15,089	2,462	(19,345)
Deferred income tax expense	68,467	131,248	19,626
Excess tax benefit on stock-based compensation	(1,679)	(3,907)	(3,763)
Stock-based compensation expense	25,143	26,737	28,491
Other non-cash activities	7,869	3,767	3,384
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(2,533)	(72,601)	10,882
Prepaid expenses and other current assets	(349)	(17,928)	(42,023)
Other assets	(4,643)	(11,642)	(2,085)
Accounts payable	60,620	86,787	(11,349)
Accrued compensation and benefits	350	(5,903)	63,233
Other accrued liabilities	(23,292)	(55,615)	12,493
Income taxes receivable/payable	(23,584)	1,135	4,312
Other long-term liabilities	(14,548)	(7,036)	(29,085)
Unearned revenue	(8,491)	10,565	8,601

Total adjustments	527,151	497,767	485,288

Net cash provided by operating activities	877,094	826,777	738,378

Cash flows from investing activities:
Purchases of property, equipment and software, net	(320,267)	(267,948)	(316,843)
Additions to other intangible assets	(42,480)	(40,358)	(43,187)
Payments for acquisitions, net of cash acquired	(172,524)	(219,480)	(182,724)
Proceeds from divestitures, net of transaction costs	10,939	6,345	-
Proceeds from sale of investments	13,270	2,975	20,283
Purchases of investments	(15,096)	(9,820)	(6,532)
Other	(320)	(6,500)	-

Net cash used in investing activities	(526,478)	(534,786)	(529,003)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	31,880	218,526	1,847,719
Payments of long-term debt	(124,842)	(240,685)	(1,150,972)
Purchase of treasury shares	-	(200,000)	(730,688)
Excess tax benefit on stock-based compensation	1,679	3,907	3,763
Proceeds from stock options exercised	9,964	81,184	24,523
Proceeds from issuance of treasury shares	-	-	2,923
Other, net	(269)	(326)	(194)

Net cash provided by (used in) financing activities	(81,588)	(137,394)	(2,926)

Net increase in cash and cash equivalents	269,028	154,597	206,449
Cash and cash equivalents at beginning of year	461,883	307,286	100,837

Cash and cash equivalents at end of year	$730,911	$461,883	$307,286

     See supplemental cash flow information in Notes 3, 10, 12, and 20.
The accompanying notes are an integral part of these consolidated financial statements.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business and Basis of Presentation
We are a Fortune 500 and S&P 500 company with approximately 74,000 employees providing business process outsourcing and information technology services to commercial and government clients. We were incorporated in Delaware on June 8, 1988, and our corporate headquarters is located in Dallas, Texas. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts.
The Consolidated Financial Statements are comprised of our accounts and the accounts of our controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in business entities in which we do not have control, but have the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. Other investments are accounted for by the cost method. Our fiscal year ends on June 30. The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
We present cost of revenues in our Consolidated Statements of Income based on the nature of the costs incurred. Substantially all these costs are incurred in the provision of services to our clients. The selling, general and administrative costs included in cost of revenues are not material and are not separately presented in the Consolidated Statements of Income.
Subsequent events have been evaluated through August 27, 2009, the date the financial statements were issued.
Use of Estimates
We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (i) allocation of revenues based upon fair values in multiple element arrangements; (ii) allowance for doubtful accounts; (iii) restructuring and related charges; (iv) asset impairments; (v) depreciable lives of assets; (vi) useful lives of intangible assets; (vii) pension and post-retirement benefit plans; (viii) income tax reserves and valuation allowances and (ix) contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash, short-term investments in commercial paper, and money market investments that have an initial maturity of three months or less. Cash equivalents are valued at cost, which approximates market.
Allowance for Doubtful Accounts
We make estimates of the collectibility of our accounts receivable. We specifically analyze accounts receivable and historical bad debts, client credit-worthiness, current economic trends, and changes in our client payment terms and collection trends when evaluating the adequacy of our allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in additional allowance for doubtful accounts being recognized in the period in which the change occurs.
Property, Equipment and Software, Net
Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which for equipment ranges primarily from 3 to 12 years and for buildings and improvements up to 40 years. Leasehold improvements are depreciated over the shorter of the term of the lease or the estimated useful life.
In accordance with Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), certain costs related to the development or purchase of internal use software are capitalized and amortized over the estimated useful life of the software. Costs incurred for upgrades and enhancements, which will not result in additional functionality, are expensed as incurred. During fiscal years 2009, 2008 and 2007, we capitalized approximately $55.9 million, $46.3 million and $65.1 million, respectively, in software costs under SOP 98-1, which are being amortized over expected useful lives, which range from 3 to 10 years. These capitalized amounts include internal costs of approximately $31.9 million, $38.9 million and $35.7 million and external costs of approximately $24.0 million, $7.4 million and $29.4

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million for fiscal years 2009, 2008 and 2007, respectively. These costs were incurred primarily in the development of our proprietary software solutions used in connection with our long-term client relationships. The amortization of our internal use software is included in the amortization of computer software in our depreciation and amortization expense as reflected in Note 6.
During fiscal year 2007, we recorded a non-cash impairment charge for in-process capitalized software related to our Department of Education contract of approximately $76.4 million (please see Note 21 for further discussion), which included $12.7 million capitalized in fiscal year 2007 and which is included in the total amounts capitalized under SOP 98-1 above.
In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”), certain costs related to the development of software solutions to be sold to our clients are capitalized upon reaching technological feasibility and amortized based on estimated future revenues. In recognition of the uncertainties involved in estimating revenue, that amortization is not less than straight-line amortization over the software’s remaining estimated economic life. During fiscal years 2009, 2008 and 2007, we capitalized approximately $46.5 million, $42.3 million and $27.6 million, respectively, in software costs under SFAS 86, which are being amortized over expected useful lives, which range from 3 to 10 years. These capitalized amounts include internal costs of approximately $10.5 million, $4.4 million and $0.5 million and external costs of approximately $36.0 million, $37.9 million and $27.1 million for fiscal years 2009, 2008 and 2007, respectively. The amortization of software costs under SFAS 86 is included in the amortization of computer software in our depreciation and amortization expense as reflected in Note 6.
We continually evaluate whether events and circumstances have occurred that indicate the balance of our property, equipment and software may not be recoverable. Such evaluation is significantly impacted by estimates and assumptions of future revenues, costs and expenses and other factors. If an event occurs which would cause us to revise our estimates and assumptions used in analyzing the value of our property, equipment and software, such revision could result in a non-cash impairment charge or an acceleration of depreciation or amortization expense that could have a material impact on our financial results.
Goodwill and Other Intangible Assets, Net
Because we are primarily a services company, our business acquisitions typically result in significant amounts of goodwill and other intangible assets, which affect the amount of future period amortization expense and possible expense we could incur as a result of an impairment. Goodwill is reviewed for impairment annually, during the fourth fiscal quarter or more frequently if indicators of impairment exist.
A significant amount of judgment is involved in determining if an indicator of impairment has occurred between annual testing dates. Such indicators may include, among others: a significant decline in expected future cash flows; a sustained, significant decline in stock price and market capitalization; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and reductions in growth rates. Any adverse change in these factors could have a significant impact on the recoverability of goodwill.
In the fourth quarter of fiscal year 2009, we tested the recoverability of goodwill as part of our annual review with no indication of impairment. The goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. If a reporting unit’s carrying value exceeds its fair value, an impairment of goodwill may exist. We estimate the fair value of each reporting unit utilizing an income approach, which incorporates the use of a discounted cash flow method. This requires us to use significant judgment including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, the useful life over which cash flows will occur, determination of our weighted average cost of capital, and relevant market data. Based on the results of our annual test, there was no indication that an impairment of goodwill existed after the first step test. Therefore, we were not required to perform the second step test discussed below.
The fair values of reporting units estimated using the income approach were assessed for reasonableness by comparing those values to fair value estimates derived using a market approach. A market approach estimates fair value by applying performance metric multiples to the reporting unit’s operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics of the reporting units. If the fair value of the reporting unit derived using the market approach were significantly different from the fair value estimated in the income approach, we would reevaluate and adjust the assumptions used in the income approach.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step test must be performed to measure the amount of impairment loss. The amount of impairment loss is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the reporting unit was being acquired in a business combination. Specifically, fair value is allocated to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that would calculate the implied fair value of goodwill. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge would be recorded for the difference.
Other intangible assets consist primarily of acquired customer-related intangibles, and contract and migration costs related to new business activity, both of which are recorded at cost and amortized using the straight-line method over the contract terms. In connection with our revenue arrangements, we incur costs to originate long-term contracts and to perform the transition and setup activities necessary to enable us to perform under the terms of the arrangement. We capitalize certain incremental direct costs which are related to the contract origination or transition, implementation and setup activities and amortize them over the term of the arrangement. From time to time, we also provide certain inducements to clients in the form of various arrangements, including contractual credits, which are capitalized and amortized as a reduction of revenue over the term of the contract. The amortization period of customer-related intangible assets ranges from 1 to 17 years, with a weighted average of approximately 10 years. The amortization period for all other intangible assets, excluding title plants and tradenames with indefinite useful lives, ranges from 1 to 20 years, with a weighted average of 5 years. For the acquisitions in all periods presented, except one small acquisition in our Commercial segment in fiscal year 2009, one small acquisition in our Commercial segment in fiscal year 2008 and one small acquisition in our Government segment during fiscal year 2007, we obtained a third-party valuation of the intangible assets from Value Incorporated. The determination of the value of other intangible assets requires us to make estimates and assumptions about estimated asset lives, future business trends and growth. In addition to our annual impairment testing, we continually evaluate whether events and circumstances have occurred that indicate the balance of intangible assets may not be recoverable. In evaluating impairment, we compare the estimated fair value of the intangible asset to its underlying book value. Such evaluation is significantly impacted by estimates and assumptions of future revenues, costs and expenses and other factors. If an event occurs which would cause us to revise our estimates and assumptions used in analyzing the value of our other intangible assets, such revision could result in a non-cash impairment charge that could have a material impact on our financial results.
Other Assets
Other assets primarily consist of long-term receivables, long-term investments related to our deferred compensation plans (see Note 11), deferred contract costs accounted for under the provisions of EITF 00-21 (defined below), long-term investments accounted for using the cost and equity methods, long-term deposits, long-term software and maintenance and deferred debt issuance costs. It is our policy to periodically review the net realizable value of our long-term assets through an assessment of the recoverability of the carrying amount of each asset. For the investments related to our deferred compensation plans, we carry the assets at their fair value, with changes in fair value included in our results of operations. Each investment is reviewed to determine if events or changes in circumstances have occurred which indicate that the recoverability of the carrying amount may be uncertain. In the event that an investment is found to be carried at an amount in excess of its recoverable amount, the asset would be adjusted for impairment to a level commensurate with the recoverable amount of the underlying asset. Deferred debt issuance costs are amortized using the straight-line method over the life of the related debt, which approximates the effective interest method.
Derivative Instruments
We use certain financial derivatives to mitigate our exposure to volatility in interest rates and foreign currency exchange rates. We use these derivative instruments to hedge exposures in the ordinary course of business and do not invest in derivative instruments for speculative purposes. Each derivative is designated as a cash flow hedge, or remains undesignated. We account for these derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS 133”). Changes in the fair value of derivatives that are designated and effective as cash flow hedges are recorded net of related tax effects in accumulated other comprehensive (loss) income, net and are reclassified to the income statement when the effects of the item being hedged are recognized in the income statement. Any changes in derivative fair values due to ineffectiveness are recognized currently in income. Changes in the fair value of undesignated hedges are recognized currently in the income statement as other non-operating expense (income), net.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue Recognition
A significant portion of our revenue is recognized based on objective criteria that do not require significant estimates or uncertainties. For example, transaction volumes and time and material and cost reimbursable arrangements are based on specific, objective criteria under the contracts. Accordingly, revenues recognized under these contracts do not require the use of significant estimates that are susceptible to change. Revenue recognized using the percentage-of-completion accounting method does require the use of estimates and judgment as discussed below.
Our policy follows the guidance from SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB 104”), unless the transaction is within the scope of other specific authoritative guidance. SAB 104 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. We recognize revenues when persuasive evidence of an arrangement exists, the services have been provided to the client, the fee is fixed or determinable, and collectibility is reasonably assured.
During fiscal year 2009, approximately 74% of our revenue was recognized based on transaction volumes, approximately 7% was fixed fee based, wherein our revenue is earned as we fulfill our performance obligations under the arrangement, approximately 6% was related to cost reimbursable contracts, approximately 5% of our revenue was recognized using percentage-of-completion accounting and the remainder is related to time and material contracts. Our revenue mix is subject to change due to the impact of acquisitions, divestitures and new business.
Revenues on cost reimbursable contracts are recognized by applying an estimated factor to costs as incurred, such factor being determined by the contract provisions and prior experience. Revenues on unit-price contracts are recognized at the contractual selling prices of work completed and accepted by the client. Revenues on time and material contracts are recognized at the contractual rates as the labor hours and direct expenses are incurred.
Revenues for business process outsourcing services are recognized as services are rendered, generally on the basis of the number of accounts or transactions processed. Information technology processing revenues are recognized as services are provided to the client, generally at the contractual selling prices of resources consumed or capacity utilized by our clients. Revenues from annual maintenance contracts are deferred and recognized ratably over the maintenance period. Revenues from hardware sales are recognized upon delivery to the client and when uncertainties regarding client acceptance have expired.
Revenues on certain fixed price contracts where we provide information technology system development and implementation services are recognized over the contract term based on the percentage of development and implementation services that are provided during the period compared with the total estimated development and implementation services to be provided over the entire contract using Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”). SOP 81-1 requires the use of percentage-of-completion accounting for long-term contracts that are binding agreements between us and our clients in which we agree, for compensation, to perform a service to the client’s specifications. These services require that we perform significant, extensive and complex design, development, modification and implementation activities for our clients’ systems. Performance will often extend over long periods, and our right to receive future payment depends on our future performance in accordance with the agreement.
The percentage-of-completion methodology involves recognizing probable and reasonably estimable revenue using the percentage of services completed, on a current cumulative cost to estimated total cost basis, using a reasonably consistent profit margin over the period. Due to the longer term nature of these projects, developing the estimates of costs often requires significant judgment. Factors that must be considered in estimating the progress of work completed and ultimate cost of the projects include, but are not limited to, the availability of labor and labor productivity, the nature and complexity of the work to be performed, and the impact of delayed performance. If changes occur in delivery, productivity or other factors used in developing the estimates of costs or revenues, we revise our cost and revenue estimates, which may result in increases or decreases in revenues and costs, and such revisions are reflected in income in the period in which the facts that give rise to that revision become known.
At times, we may contract with a client to provide more than one service; for instance, we may contract for an implementation or development project and also provide services or operate the system over a period of time. In these situations, we follow the guidance of Emerging Issues Task Force Issue (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 provides the methodology for separating the contract elements and allocating total arrangement consideration to the contract elements but does not stipulate the revenue recognition methodology that should be applied to these separate elements. Once the contract has been separated under the guidance of

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EITF 00-21 and arrangement consideration allocated, revenue recognition for each of the elements follows the applicable revenue recognition method, as described above. In certain instances where revenue cannot be allocated to a contract element delivered earlier than other elements, costs of delivery are deferred and recognized as the subsequent elements are delivered. Costs deferred do not exceed the relative fair value of the related element and are tested for impairment regularly.
We follow the guidance of EITF No. 99-19, “Reporting Revenues Gross as a Principal versus Net as an Agent,” (“EITF 99-19”) whereby we evaluate transactions on a case by case basis to determine whether the transaction should be recorded on a gross or net basis. This evaluation includes, but is not limited to, assessing whether the Company (1) acts as a principal in the transaction; (2) has risks and rewards such as the risk of loss for collections, delivery or returns; (3) takes title to products where applicable; and (4) acts as an agent or broker with compensation on a commission or fee basis.
Revenues earned in excess of related billings are accrued, whereas billings in excess of revenues earned are deferred until the related services are provided. We recognize revenues for non-refundable, upfront transition and setup fees on a straight-line basis over the period between the initiation of the ongoing services through the end of the contract term.
Contingencies
We account for claims and contingencies in accordance with SFAS No. 5, “Accounting for Contingencies” (“SFAS 5”). SFAS 5 requires that we record an estimated loss from a claim or loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business.
Our contracts with clients typically span several years. We continuously review and reassess our estimates of contract profitability. If our estimates indicate that a contract loss will occur, a loss accrual is recorded in the Consolidated Financial Statements in the period it is first identified, if allowed by relevant accounting guidance. Circumstances that could potentially result in contract losses over the life of the contract include variances from expected costs to deliver our services, and other factors affecting revenues and costs.
Income Taxes
We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The determination of our provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items. We establish reserves when, despite our belief that our tax return positions are fully supportable, we believe that certain positions may be challenged and that we may not succeed. We adjust these reserves in light of changing facts and circumstances. Our provision for income taxes includes the impact of these reserve changes. In the event that there is a significant unusual or one-time item recognized in our operating results, the taxes attributable to that item would be separately calculated and recorded at the same time as the unusual or one-time item.
Deferred income taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which such differences are expected to reverse. We routinely evaluate all deferred tax assets to determine the likelihood of their realization.
Effective July 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. Additionally, FIN 48 provides guidance on the recognition, measurement, de-recognition, classification and disclosure of tax positions and on the accounting for related interest and penalties. Please see Note 12 to our Consolidation Financial Statements for a discussion of the adoption of FIN 48 and its impact on our financial condition and results of operations.
Sales Taxes
Sales taxes collected from clients are excluded from revenues. The obligation is included in accounts payable until the taxes are remitted to the appropriate taxing authorities.
Earnings Per Share
Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the combination of dilutive common share equivalents and the weighted

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
average number of common shares outstanding during the period. Please see Note 15 for the computation of earnings per share.
Stock-based Compensation
SFAS No. 123 (revised 2004), “Share-based Payment” (“SFAS 123(R)”), requires us to recognize compensation expense for all stock-based payment arrangements based on the fair value of the stock-based payment on the date of grant. In determining the fair value of stock options, we use the Black-Scholes option pricing model that employs the following assumptions:
•	Expected term of the option based on historical employee stock option exercise behavior and the vesting and contractual terms of the respective option.
•	Expected volatility of our stock price based on historical monthly volatility over the expected term.
•	Risk-free interest rate for periods within the expected term of the option.
•	Expected dividend yield.
Expected option lives and our stock price volatility are based on management’s best estimates at the time of grant, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the vesting term of the option.
SFAS 123(R) requires that we recognize compensation expense for only the portion of stock-based payment arrangements that are expected to vest. Therefore, we apply estimated forfeiture rates that are based on historical employee termination behavior. We periodically adjust the estimated forfeiture rates so that only the compensation expense related to stock-based payment arrangements that vest are included in wages and benefits. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
Please see Note 2 for further discussion of our stock-based compensation plans.
Pensions and other post-employment benefits
SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS 87”), establishes standards for reporting and accounting for pension benefits provided to employees. SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”), requires recognition of the funded status of a defined benefit plan in the statement of financial position as an asset or liability if the plan is overfunded or underfunded, respectively. Changes in the funded status of a plan are required to be recognized in the year in which the changes occur, and reported in comprehensive income as a separate component of stockholders’ equity. Further, certain gains and losses that were not previously recognized in the financial statements are required to be reported in comprehensive income, and certain disclosure requirements were changed. SFAS 158 also requires the measurement date of the plan’s funded status to be the same as the company’s fiscal year end. We use June 30 as the measurement date for our plans.
For further discussion of our pensions and other post-employment plans, please see Note 11.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.     STOCK-BASED COMPENSATION PLANS
SFAS 123(R) requires the company to measure all employee stock-based compensation awards using a fair value method and recognize compensation cost in our financial statements. We recognize the fair value of stock-based compensation awards as wages and benefits in the Consolidated Statements of Income on a straight-line basis over the vesting period.
We recognized the following compensation expense in wages and benefits in the Consolidated Statements of Income (in millions, except per share amounts):

	Fiscal Year Ended June 30,
	2009	2008	2007
Stock-based compensation expense, net of $9.1, $9.2 and $10.2 of deferred income tax benefits	$16.0	$16.2	$17.8
Stock-based compensation expense per basic share	$0.16	$0.17	$0.18
Stock-based compensation expense per diluted share	$0.16	$0.16	$0.18
The total compensation cost related to non-vested awards not yet recognized at June 30, 2009 was approximately $69.1 million, which is expected to be recognized over a weighted average of 3 years.
On June 7, 2007, our stockholders approved the 2007 Equity Incentive Plan (the “2007 Equity Plan”). This plan replaced our 1997 Stock Incentive Plan. Under the 2007 Equity Plan we have reserved 15 million shares of Class A common stock for issuance to key employees at exercise prices determined by the Board of Directors or designated committee thereof. Generally, the options under each plan vest in varying increments over a five-year period and expire ten years from the date of grant. As of June 30, 2009, we had 8.7 million shares available for issuance under the 2007 Equity Plan.
The fair value of each stock option is estimated on the date of grant using the Black-Scholes valuation model utilizing the assumptions noted below. The expected term of the option is based on historical employee stock option exercise behavior, and the vesting term of the respective award and the contractual term of the respective options. The expected volatility of our stock price is based on historical monthly volatility over the expected term. Groups of employees that have similar historical exercise behavior are separated for valuation purposes. Our stock price volatility and expected option lives are based on management’s best estimates at the time of grant, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the vesting term of the option. The weighted-average fair value of options granted was $11.44 for the year ended June 30, 2009.
The following weighted-average assumptions were used to determine the fair value of grants:

	Fiscal Year Ended June 30,
	2009	2008	2007
Expected volatility	21.71%	18.46%	21.10%
Expected term	4.5 years	4.3 years	4.25 years
Risk-free interest rate	2.75%	4.03%	4.74%
Expected dividend yield	0%	0%	0%
The total intrinsic value of options exercised during the fiscal years ended June 30, 2009, 2008 and 2007 was $9.0 million, $34.3 million and $20.2 million, respectively, resulting in income tax benefits of $3.2 million, $12.4 million and $7.3 million, respectively. Of the total income tax benefit of $3.2 million, $12.4 million and $7.3 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, $1.7 million, $3.9 million and $3.8 million, respectively, is reflected as excess tax benefits in net cash provided by financing activities in the Consolidated Statements of Cash Flows.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Option activity for the year ended June 30, 2009 is summarized as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic Value
	Options	Price	Term	(in thousands)
Outstanding as of June 30, 2008	13,682,410	$47.82
Granted	2,428,700	$48.76
Exercised	(384,580)	$36.26
Forfeited	(1,310,620)	$49.63

Outstanding as of June 30, 2009	14,415,910	$48.43	6.64	$13,401

Vested and exercisable at June 30, 2009	6,692,395	$46.48	4.86	$12,994
We follow the transition method described in SFAS 123(R) for calculating the excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123(R) (the “APIC Pool”). Tax deficiencies arise when actual tax benefits we realize upon the exercise of stock options are less than the recorded tax benefit.
Employee Stock Purchase Plan
Under our 1995 Employee Stock Purchase Plan (“ESPP”), a maximum of 4 million shares of Class A common stock can be issued to substantially all full-time employees who elect to participate. In October 2002, the Board of Directors approved an amendment to the ESPP to increase the number of shares that can be issued under the plan from 2 million to 4 million. Through payroll deductions, eligible participants may purchase our stock at a 5% discount to market value. The stock is either purchased by the ESPP in the open market or issued from our treasury account, or a combination of both. Our contributions for each of the fiscal years ended June 30, 2009, 2008 and 2007, which were charged to additional paid-in capital, were approximately $0.3 million. During fiscal year 2007, in addition to stock purchased by the ESPP in the open market, we issued approximately 57,000 treasury shares to fund the issuance into the ESPP.
3.     BUSINESS COMBINATIONS
During fiscal years 2009, 2008 and 2007, we acquired several businesses in the information technology services and business process outsourcing industries. Our recent acquisition activity is summarized as follows (excluding contingent consideration and transaction costs):

	Fiscal Year Ended June 30,
	2009	2008	2007
Purchase consideration (in thousands):
Net cash paid	$154,718	$209,035	$164,330
Amounts due to seller	7,685	3,303	5,931
Liabilities assumed	82,418	85,268	40,588

Fair value of assets acquired (including intangibles)	$244,821	$297,606	$210,849

Fiscal Year 2009 Acquisitions
In December 2008, we completed the acquisition of Grupo Multivoice (“Multivoice”), a South American-based customer care services provider. The transaction was valued at approximately $19.3 million plus related transaction costs, excluding contingent consideration of up to $18.0 million based on future financial performance, and assumed liabilities of $28.6 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $47.9 million. We recorded goodwill of $20.3 million, which is not deductible for income tax purposes, and intangible assets of $3.6 million. The $3.6 million of intangible assets is attributable to customer relationships, non-compete agreements and trade names with useful lives of approximately 4 years. Our Consolidated Balance Sheet as of June 30, 2009 reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. We believe this acquisition will expand our customer care offering and will help us provide clients throughout the Americas and Europe a suite of cost competitive bilingual services in English and Spanish for their business process outsourcing solutions. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, December 9, 2008.
In March 2009, we completed the acquisition of e-Services Group International (“e-Services”), a Caribbean-based business process outsourcing (“BPO”) and customer care company. The transaction was valued at approximately $84.2 million plus related transaction costs and assumed liabilities of $9.3 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $93.5 million. We recorded goodwill of $53.0 million, of which 90% is deductible for income tax purposes, and intangible assets of $21.6 million. The $21.6 million of intangible assets is attributable to customer relationships, non-compete agreements and a trade name with useful lives of approximately 7 years. Our Consolidated Balance Sheet as of June 30, 2009 reflects the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition and is expected to be finalized upon receipt of the final third party valuation. We believe this acquisition will expand our global customer care services and will allow us to expand in a location that gives clients access to cost competitive customer care and BPO services. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, March 24, 2009.
In June 2009, we completed the acquisition of Anix, a United Kingdom-based information technology services and infrastructure solutions provider and wholly owned subsidiary of Xploite plc. The transaction was valued at approximately $46.7 million plus related transaction costs and assumed liabilities of $42.7 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $89.4 million. We recorded goodwill of $44.8 million, which is not deductible for income tax purposes, and intangible assets of $17.9 million. The $17.9 million of intangible assets is attributable to customer relationships, non-compete agreements and a trade name with useful lives of approximately 7 years. Our Consolidated Balance Sheet as of June 30, 2009 reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. We believe this acquisition will strengthen our information technology delivery platform in the United Kingdom and expand our position in the global market. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, June 12, 2009.
We completed two other small acquisitions during fiscal year 2009, one in each of our Commercial and Government segments.
These acquisitions are not considered material to our results of operations, either individually or in the aggregate; therefore, no pro forma information is presented.
Fiscal Year 2008 Acquisitions
In January 2008, we acquired Syan Holdings Limited (“Syan”), a United Kingdom (“UK”)-based provider of information technology outsourcing services. The transaction was valued at approximately $69.1 million plus related transaction costs and assumed liabilities of $35.3 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $104.4 million. We recorded goodwill of $50.2 million, which is not deductible for income tax purposes, and intangible assets of $11.2 million. The $11.2 million of intangible assets is attributable to customer relationships and non-compete agreements with useful lives of approximately 7 years. We believe the acquisition strengthened our global information technology outsourcing (“ITO”) presence by adding a base of UK operations, including two data centers. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, January 9, 2008.
In March 2008, we acquired sds business services GmbH (“sds”), a Germany-based provider of data center, infrastructure services, and application-related solutions. The transaction was valued at approximately $62.9 million plus related transaction costs and assumed liabilities of $32.2 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $95.1 million. We recorded goodwill of $61.1 million, which is not deductible for income tax purposes, and intangible assets of $16.9 million. The $16.9 million of intangible assets is attributable to customer relationships and non-compete agreements with useful lives of approximately 7 years. We believe the acquisition strengthened our global ITO presence by providing information technology operations and capabilities in Germany and continues to strengthen our position as a provider of ITO services and solutions to the market. The operating results of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, March 14, 2008.
In May 2008, we acquired CompIQ Corporation, a provider of workers’ compensation claims review, re-pricing and software solutions. The transaction was valued at approximately $21.5 million plus related transaction costs and assumed liabilities of $4.6 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $26.1 million. We recorded goodwill of $15.1 million which is deductible for income tax purposes, and intangible assets of $4.0 million. The $4.0 million of intangible assets is attributable to customer relationships, trade names and non-compete agreements with useful lives of approximately 10 years. We believe that the acquisition strengthened our presence in the healthcare and insurance payer markets by offering technology-enabled review and recovery services. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, May 1, 2008.
In May 2008, we acquired Transportation Management Systems, a business unit of Orbital Sciences Corporation, a provider of Global Positioning System-based fleet management systems. The transaction was valued at approximately $43.2 million plus related transaction costs and working capital settlement and assumed liabilities of $11.8 million. The acquisition was funded from cash on hand. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair value as of the date of acquisition. We acquired assets of $55.0 million. We recorded goodwill of $23.2 million which is deductible for income tax purposes, and intangible assets of $1.7 million. The $1.7 million of intangible assets is attributable to customer relationships and non-compete agreements with useful lives of approximately 4 years. We believe that the acquisition strengthened our presence in the transportation market by offering our clients both fare collection and fleet management systems capabilities. The operating results of the acquired business are included in our financial statements in the Government segment from the effective date of the acquisition, May 31, 2008.
We completed three other small acquisitions in fiscal year 2008, two in our Commercial segment and one in our Government segment.
These acquisitions are not considered material to our results of operations, either individually or in the aggregate; therefore, no pro forma information is presented.
Fiscal Year 2007 Acquisitions
In July 2006, we completed the acquisition of Primax Recoveries, Inc. (“Primax”), one of the industry’s oldest and largest health care cost recovery firms. The transaction was valued at approximately $40.0 million, plus related transaction costs excluding contingent consideration of up to $10.0 million based upon future financial performance, and assumed liabilities of $23.8 million. The acquisition was funded from cash on hand and borrowings on our Credit Facility (defined below). During fiscal year 2007, we accrued $10.0 million of contingent consideration which was earned during the year and paid during fiscal year 2008. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair value as of the date of acquisition. We acquired assets of $73.8 million. We recorded $29.6 million in goodwill, which is not deductible for income tax purposes, and intangible assets of $20.5 million. The $20.5 million of intangible assets is attributable to customer relationships and non-compete agreements with weighted average useful lives of approximately 11 years. This acquisition expanded our healthcare payor offering to include subrogation and overpayment recovery services to help our clients improve profitability while maintaining their valued relationships with plan participants, employers and providers. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, July 12, 2006.
In October 2006, we completed the acquisition of Systech Integrators, Inc. (“Systech”), an information technology solutions company offering an array of SAP software services. Systech’s services include SAP consulting services, systems integration and custom application development and maintenance. The transaction was valued at approximately $63.8 million plus related transaction costs excluding contingent consideration of up to $40.0 million based on future financial performance and assumed liabilities of $11.5 million. The contingent consideration term has expired and no contingent consideration was earned or paid related to this transaction. The transaction was funded with a combination of cash on hand and borrowings under our Credit Facility (defined below). We acquired assets of $75.3 million. We recorded $54.2 million in goodwill, which is not deductible for income tax purposes, and intangible assets of $6.6 million. The $6.6 million of intangible assets is attributable to customer relationships and non-compete agreements with weighted average useful lives of approximately 4 years. This acquisition enhanced our position as a comprehensive provider of SAP services across numerous markets. The

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, October 2, 2006.
In April 2007, we acquired CDR Associates, LLC (“CDR”), a leading provider of credit balance audit recovery and software services to healthcare payors, providers and state Medicaid agencies. The transaction was valued at approximately $42.2 million plus related transaction costs excluding contingent consideration of up to $15.0 million based upon future financial performance and assumed liabilities of $4.8 million. During fiscal year 2009, we paid $15.0 million of contingent consideration, which was earned during the year. The transaction was funded with a combination of cash on hand and borrowings under our Credit Facility. We acquired assets of $47.0 million. We recorded $37.2 million in goodwill, which is deductible for income tax purposes, and intangible assets of $4.9 million. The $4.9 million of intangible assets is attributable to customer relationships and non-compete agreements with weighted average useful lives of approximately 7 years. The acquisition expanded our service mix in the healthcare payor and provider markets and provided a platform to bridge the gap between the payor and provider communities. The operating results of the acquired business are included in our financial statements in the Commercial segment from the effective date of the acquisition, April 3, 2007.
In April 2007, we acquired certain assets of Albion, Inc. (“Albion”), a company specializing in integrated eligibility software solutions. The transaction was valued at approximately $30.9 million plus related transaction costs and assumed liabilities of $5.6 million. The transaction was funded with a combination of cash on hand and borrowings under our Credit Facility. We acquired assets of $36.5 million. We recorded $5.2 million in goodwill, which is deductible for income tax purposes, and intangible assets of $1.8 million. The $1.8 million of intangible assets is attributable to customer relationships and non-compete agreements with weighted average useful lives of approximately 3 years. The acquisition enabled us to address key health and human services challenges facing state and local government clients, including: expensive legacy systems; a need for cost effectiveness; and a client-centered approach to service delivery. The acquired proprietary @dvantage software addressed these clients’ challenges while meeting federal financial support requirements for a commercial, off-the-shelf (“COTS”) solution. The operating results of the acquired business are included in our financial statements in the Government segment from the effective date of the acquisition, April 25, 2007.
We completed two other small acquisitions in fiscal year 2007, one in our Government segment and one in our Commercial segment.
These acquisitions are not considered material to our results of operations, either individually or in the aggregate; therefore, no pro forma information is presented.
Contingent Consideration
We are obligated to make certain contingent payments to former shareholders of acquired entities upon satisfaction of certain contractual criteria in conjunction with certain acquisitions. During fiscal years 2009, 2008 and 2007, we made contingent consideration payments of $18.4 million, $23.7 million and $25.4 million, respectively, related to acquisitions completed in prior years. As of June 30, 2009, the maximum aggregate amount of the outstanding contingent obligations to former shareholders of acquired entities is approximately $42.0 million. Any such payments primarily result in a corresponding increase in goodwill.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4.     RESTRUCTURING PLANS
Global Production Initiative
In October 2008, we announced plans to implement a global production initiative to lower future labor costs. Under this initiative, we intend to hire approximately 4,200 full-time employees in locations outside of the United States and reduce corresponding positions within the United States and Europe by the end of the first quarter of fiscal year 2010. The total pre-tax cost to reduce these employee positions under this initiative is estimated to be approximately $24 million to $26 million, of which severance costs are estimated to be approximately $7 million and transition and other expenses are estimated to be approximately $17 million to $19 million. The transition costs consist primarily of duplicate labor costs as a result of job training and work shadowing, as well as related travel, retention and facility costs during the transition. Substantially all of these expenses to date, and substantially all of the expected expenses, have been or will be cash expenditures. The following table reflects the estimated charges over the term of the initiative for each of our segments (in thousands):

	Commercial	Government	Corporate	Total
Severance costs	$6,000	$1,000	$-	$7,000
Transition and other expenses	12,000 - 13,000	2,500 - 3,000	2,500 - 3,000	17,000 - 19,000

Total costs	$18,000 - $19,000	$3,500 - $4,000	$2,500 - $3,000	$24,000 - $26,000

As of June 30, 2009, we added approximately 3,600 positions outside the United States and Europe and reduced corresponding positions in the United States and Europe as a result of this initiative. During fiscal year 2009, we recorded severance costs of $7.3 million, ($4.3 million, net of income tax) and incurred $14.1 million, ($9.1 million, net of income tax) for transition and other expenses in cost of revenues in our Consolidated Statements of Income. During fiscal year 2009, we announced a plan to assist displaced employees who are experiencing financial hardships during these difficult economic times. We made contributions of approximately $1.4 million, ($0.9 million, net of income tax), related to this plan during fiscal year 2009, which are included in the transition costs discussed above. The following table reflects charges recorded in each of our segments (in thousands):

	Fiscal Year Ended June 30, 2009
	Commercial	Government	Corporate	Total
Accrued severance costs	$5,967	$1,306	$-	$7,273
Transition and other expenses	10,223	1,914	1,942	14,079

Total costs	$16,190	$3,220	$1,942	$21,352

We opened new facilities and expanded current facilities globally in order to accommodate the increased offshore headcount. Capital expenditures related to these facilities are currently estimated at approximately $9.5 million. During fiscal year 2009, we incurred $8.8 million in capital expenditures related to these facilities.
The following table reflects the activity for the accruals for involuntary termination of employees related to this initiative during fiscal year ended June 30, 2009 (in thousands):

Balance at beginning of period	$-
Accruals, net of reversals	7,273
Payments	(5,024)

Balance at end of period	$2,249

Other Restructuring Plans
During fiscal year 2006, we assessed our operations, including our overall cost structure, competitive position, technology assets and operating platform and foreign operations. As a result, we undertook certain restructuring initiatives and activities in order to enhance our competitive position in certain markets, and recorded certain restructuring charges and asset impairments arising from our discretionary decisions. As of June 30, 2007, approximately 2,500 employees were involuntarily terminated as a result of these initiatives, consisting primarily of offshore processors and related management.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In our Commercial segment, we assessed the cost structure of our global production model, particularly our offshore processing activities. We identified offshore locations in which our labor costs were no longer competitive or where the volume of work processed by the site no longer justifies retaining the location, including one of our Mexican facilities. We recorded restructuring charges for involuntary termination of employees related to the closure of those duplicative facilities or locations of $6.5 million for the fiscal year ended June 30, 2007, which is reflected in wages and benefits in our Consolidated Statements of Income, and $2.4 million for the fiscal year ended June 30, 2007, for impairments of duplicative technology equipment and facility costs, facility shutdown and other costs, which are reflected as part of total operating expenses in our Consolidated Statements of Income.
In our Government segment, we assessed our competitive position, evaluated our market strategies and the technology used to support certain of our service offerings. We implemented operating practices that we utilize in our Commercial segment, including leveraging our proprietary workflow technology and implementing activity based compensation in order to reduce our operating costs and enhance our competitive position. We recorded restructuring charges for involuntary termination of employees of $0.7 million for the fiscal year ended June 30, 2007 which is reflected in wages and benefits in our Consolidated Statements of Income. In fiscal year 2007, we recorded $0.5 million of costs related to the consolidation of solution development groups within the Government segment, which is reflected in total operating expenses in our Consolidated Statements of Income.
The following table summarizes the activity for the accrual for involuntary termination of employees exclusive of the Acquired HR Business (defined below) for the periods presented (in thousands):

	Fiscal Year Ended June 30,
	2008	2007
Beginning balance	$893	$899
Accruals	-	7,185
Reversals	(401)	-
Payments	(492)	(7,191)

Ending balance	$-	$893

We acquired the human resources consulting and outsourcing business of Mellon Financial Corporation (the “Acquired HR Business”) during fiscal year 2005. In connection with this acquisition, we recorded approximately $22.3 million in involuntary employee termination costs for employees of the Acquired HR Business in accordance with EITF Issue No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.” The following table summarizes the activity for the accrual for involuntary termination of employees of the Acquired HR Business for the periods presented (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Beginning balance	$82	$402	$3,521
Excess accrual credited to goodwill	-	(209)	(1,678)
Payments	(82)	(111)	(1,441)

Ending balance	$-	$82	$402

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.    ACCOUNTS RECEIVABLE
The components of accounts receivable are as follows (in thousands):

	As of June 30,
	2009	2008
Amounts billed or billable:
Commercial	$550,959	$526,691
Government	421,694	421,951

	972,653	948,642
Unbilled Amounts	449,965	434,225

Total accounts receivable	1,422,618	1,382,867
Allowance for doubtful accounts	(6,911)	(4,582)

	$1,415,707	$1,378,285

Unbilled amounts include amounts associated with percentage-of-completion accounting, and other earned revenues not currently billable due to contractual provisions. The unbilled amounts at June 30, 2009 and 2008 include approximately $137.8 million and $156.7 million, respectively, which is not expected to be billed and collected within one year. These amounts are primarily related to our Commercial Vehicle Operations contract, our contract with the Georgia Department of Health and Human Services, and the contracts included in the 2007 acquisition of Albion in our Government segment. Billings are based on reaching contract milestones or other contractual terms.
Amounts to be invoiced in the subsequent month for current services provided are included in billable, and at June 30, 2009 and 2008 include approximately $452.0 million and $390.3 million, respectively, for services which have been rendered and will be billed in the normal course of business in the succeeding months.
Changes in the allowance for doubtful accounts were as follows (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Balance at beginning of period	$4,582	$5,073	$10,447
Provision for uncollectible accounts receivable	5,132	3,138	(290)
Losses sustained, net of recoveries and other	(2,803)	(3,629)	(5,084)

Balance at end of period	$6,911	$4,582	$5,073

6.    PROPERTY, EQUIPMENT AND SOFTWARE
Property, equipment and software consists of the following (in thousands):

	As of June 30,
	2009	2008
Land	$23,472	$25,142
Buildings and improvements	242,643	223,411
Computer equipment	1,093,581	988,049
Computer software	973,833	860,475
Furniture and fixtures	123,604	119,562

	2,457,133	2,216,639
Accumulated depreciation and amortization	(1,501,975)	(1,296,002)

	$955,158	$920,637

Depreciation expense on property and equipment was approximately $232.1 million, $229.6 million and $212.2 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Amortization of computer software was approximately $82.6 million, $77.7 million and $69.0 million in fiscal years 2009, 2008 and 2007, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.    GOODWILL AND OTHER INTANGIBLE ASSETS
The changes in the carrying amount of goodwill for the fiscal years ended June 30, 2009 and 2008 are as follow (in thousands):

	Commercial	Government	Total
Balance as of June 30, 2007	$1,415,315	$1,197,053	$2,612,368
Acquisition activity during the year	129,487	32,460	161,947
Divestiture activity during the year	(2,091)	(965)	(3,056)
Foreign currency translation adjustments	4,159	9,746	13,905

Balance as of June 30, 2008	1,546,870	1,238,294	2,785,164
Acquisition activity during the year	137,218	8,966	146,184
Divestiture activity during the year	-	(2,834)	(2,834)
Foreign currency translation adjustments	(27,095)	(7,230)	(34,325)

Balance as of June 30, 2009	$1,656,993	$1,237,196	$2,894,189

Approximately $2.3 billion, or 77%, of the original gross amount of goodwill recorded is deductible for income tax purposes.
The following table reflects the balances of our other intangible assets (in thousands):

	As of June 30,
	2009		2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortizable intangible assets:
Acquired customer-related intangibles	$451,954	$(198,443)	$445,753	$(184,400)
Customer contract costs	246,987	(129,132)	251,837	(130,319)
All other	22,527	(12,398)	19,121	(12,401)

	$721,468	$(339,973)	$716,711	$(327,120)

Non-amortizable intangible assets:
Title plant	$51,045		$51,045
Tradename	3,843		3,843

	$54,888		$54,888

The following table summaries amortization expense of our other amortizable intangible assets (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Amortization:
Contract inducements	$15,650	$14,304	$14,634
Acquired customer-related intangibles	43,277	45,061	42,390
All other intangibles	37,028	28,078	22,573

Total amortization	$95,955	$87,443	$79,597

Amortization includes amounts charged to amortization expense for customer contract costs and other intangibles, other than contract inducements. Amortizable intangible assets are amortized over the related contract term. The amortization period of customer-related intangible assets ranges from 1 to 17 years, with a weighted average of approximately 10 years. The amortization period for all other amortizable intangible assets, including tradenames, ranges from 1 to 20 years, with a weighted average of 5 years.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects the expected amortization expense of our other amortizable intangible assets over the next five years (in thousands):

Fiscal Year Ended June 30,
2010	$89,175
2011	75,487
2012	55,730
2013	40,346
2014	28,556
8.    OTHER ASSETS
The following summarizes our other assets (in thousands):

	As of June 30,
	2009	2008
Long-term investments related to our deferred compensation plans (see Note 11)	$80,145	$82,840
Long-term software license and maintenance agreements	40,549	23,011
Long-term portion of deferred contract costs	19,750	28,760
Deferred debt issuance costs, net	15,756	21,919
Long-term investments	13,566	25,910
Other assets	30,392	33,563

	$200,158	$216,003

9.     OTHER ACCRUED LIABILITIES
The following summarizes our other accrued liabilities (in thousands):

	As of June 30,
	2009	2008
Accrued payments to vendors and contract related accruals	$231,026	$205,676
Software and equipment lease and maintenance	44,737	49,944
Accruals related to acquisitions and divestitures	16,947	11,518
Liabilities related to our derivative instruments	25,094	-
Other	70,458	71,723

	$388,262	$338,861

10.     LONG- TERM DEBT
A summary of long-term debt follows (in thousands):

	As of June 30,
	2009	2008
Term Loan Facility due in March 2013	$1,742,000	$1,760,000
Revolving Facility due in March 2012	43,484	91,257
4.70% Senior Notes due in June 2010, net of unamortized discount	249,984	249,967
5.20% Senior Notes due in June 2015, net of unamortized discount	249,625	249,562
Capitalized lease obligations at various interest rates, payable through 2013	50,229	53,132
Other	1,379	996

	2,336,701	2,404,914
Less current portion	(295,172)	(47,373)

	$2,041,529	$2,357,541

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Maturities of long-term debt as of June 30, 2009 are as follows (in thousands):

Fiscal Year Ending June 30,
2010	$295,172
2011	14,872
2012	51,611
2013	1,725,340
2014	58
Thereafter	249,648

$2,336,701

Credit Agreement
On March 20, 2006, we and certain of our subsidiaries entered into a Credit Agreement (the “Credit Agreement”) with Citicorp USA, Inc., as Administrative Agent (“Citicorp”), Citigroup Global Markets Inc., as Sole Lead Arranger and Book Runner, and with Morgan Stanley Bank, SunTrust Bank, Bank of Tokyo-Mitsubishi UFJ, Ltd., Wachovia Bank National Association, Bank of America, N.A., Bear Stearns Corporate Lending and Wells Fargo Bank, N.A., as Co-Syndication Agents, and various other lenders and issuers (the “Credit Facility”). The Credit Facility provides for a senior secured term loan facility of $1.8 billion (the “Term Loan Facility”) and a senior secured revolving credit facility of $1 billion (the “Revolving Facility”). The Credit Facility includes an uncommitted accordion feature of up to $750 million in the aggregate allowing for future incremental borrowings under the Revolving Facility or the Term Loan Facility, which may be used for general corporate purposes. An additional uncommitted accordion feature which allowed for incremental borrowings to be used to fund additional purchases of our equity securities or extinguishment of our Senior Notes (defined below) expired on March 20, 2009.
On July 6, 2006, we amended our Term Loan Facility. We borrowed an additional $500 million on July 6, 2006 and an additional $500 million on August 1, 2006. As a result of the increase to the facility, the Applicable Margin, as defined in the Credit Facility, increased to LIBOR plus 200 basis points. We used the proceeds of the Term Loan Facility increase to finance the purchase of shares of our Class A common stock under the June 2006 $1 billion share repurchase authorization and for the payment of transaction costs, fees and expenses related to the increase in the Term Loan Facility.
Amounts borrowed under the Term Loan Facility mature on March 20, 2013, and amortize in quarterly installments in an aggregate annual amount equal to 1% of the aggregate principal amount of the loans advanced, with the balance payable on the final maturity date. Amounts borrowed under the Term Loan Facility may also be repaid at any time at our discretion. Interest on the outstanding balances under the Term Loan Facility is payable, at our option, at a rate equal to the Applicable Margin (as defined in the Credit Facility) plus the fluctuating Base Rate (as defined in the Credit Facility), or at the Applicable Margin plus the current LIBOR (as defined in the Credit Facility). The borrowing rate on the Term Loan Facility at June 30, 2009 was approximately 2.31%.
Proceeds borrowed under the Revolving Facility will be used as needed for general corporate purposes and to fund share repurchase programs. Amounts under the Revolving Facility are available on a revolving basis until the maturity date of March 20, 2012. The Revolving Facility allows for borrowings up to the full amount of the revolver in either U.S. dollars or Euros. Up to the U.S. dollar equivalent of $200 million may be borrowed in other currencies, including Sterling, Canadian Dollars, Australian Dollars, Yen, Francs, Krones and New Zealand Dollars. Portions of the Revolving Facility are available for issuances of up to the U.S. dollar equivalent of $700 million of letters of credit and for borrowings of up to the U.S. dollar equivalent of $150 million of swing loans. Interest on outstanding balances under the Revolving Facility is payable, at our option, at a rate equal to the Applicable Margin plus the fluctuating Base Rate, or at the Applicable Margin plus the current LIBOR for the applicable currency. The borrowing rate under the Revolving Facility at June 30, 2009 ranges from 1.44% to 2.20%, depending upon the currency of the outstanding borrowings.
Obligations under the Credit Facility are guaranteed by us and substantially all of our domestic subsidiaries and certain of our foreign subsidiaries (but only to the extent such guarantees would not result in materially adverse tax consequences). In addition, Credit Facility obligations are secured under certain pledge agreements by (i) a first priority perfected pledge of all notes owned by us and the guarantors and the capital stock of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries (subject to certain exceptions, including to the extent the pledge would give rise to additional SEC reporting requirements for our subsidiaries or result in materially adverse tax consequences), and (ii) a first priority perfected security interest in all other assets owned by us and the guarantors, subject to customary exceptions. As required under the

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
indentures governing our outstanding Senior Notes, we have granted equal and ratable liens in favor of the holders of the Senior Notes in all assets discussed above, other than the accounts receivable of the Company and our subsidiaries.
Among other fees, we pay a commitment fee (payable quarterly) based on the amount of unused commitments under the Revolving Facility (not including the uncommitted accordion features discussed above). The commitment fee payable at June 30, 2009 was 0.375% of the unused commitment. We also pay fees with respect to any letters of credit issued under the Credit Facility. Letter of credit fees at June 30, 2009 were 1.35% of the currently issued and outstanding letters of credit.
At June 30, 2009, we have approximately $865.5 million of unused commitment under our revolving credit facility after giving effect to outstanding indebtedness of $43.5 million and $91.0 million of outstanding letters of credit that secure certain contractual performance and other obligations. Based on the current leverage ratios under our Credit Facility, we have approximately $483.0 million available for current draw under this revolving facility. At June 30, 2009, we had $1.79 billion outstanding under our Credit Facility, of which $1.77 billion is reflected in long-term debt and $18.0 million is reflected in current portion of long-term debt, and approximately $1.74 billion, of which bore interest at approximately 2.31% and $43.5 million bore interest from 1.44% to 2.20%. Please see Note 17 for a discussion of an interest rate swap agreements related to interest rates on our Credit Facility.
Senior Notes
On June 6, 2005, we completed a public offering of $250 million aggregate principal amount of 4.70% Senior Notes due June 1, 2010 and $250 million aggregate principal amount of 5.20% Senior Notes due June 1, 2015 (collectively, the “Senior Notes”). Interest on the Senior Notes is payable semiannually. We may redeem some or all of the Senior Notes at any time prior to maturity, which may include prepayment penalties determined according to pre-established criteria. The Senior Notes were issued pursuant to that certain Indenture dated June 6, 2005 (which, along with any Supplemental Indentures entered into subsequent thereto and in connection therewith, is referred to as the “Indenture”) between us and The Bank of New York Trust Company, N.A. (“BONY”), as trustee, with the Wilmington Trust Company having replaced BONY as trustee on December 19, 2006 (the “Trustee”).
Please see Note 17 for a discussion of the forward interest rate hedges related to the issuance of the Senior Notes.
Debt Covenants
The Credit Facility contains customary covenants, including but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, merge or dissolve, make certain restricted payments, or sell or transfer assets. The Credit Facility also limits the Company’s and our subsidiaries’ ability to incur additional indebtedness. The Credit Agreement includes financial covenants relating to our financial performance. The two most significant financial covenants are a Maximum Senior Leverage Ratio covenant that requires us to maintain a ratio of Senior Indebtedness to consolidated EBITDA, as defined in the Credit Agreement, of not greater than 2.25 to 1.00 and a Minimum Interest Coverage Ratio covenant that requires us to maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense, as defined in the Credit Agreement, of not less than 4.50 to 1.00. At June 30, 2009 these ratios were 1.84 and 10.24, respectively. Our Senior Notes do not contain financial covenants.
While we do not believe any of these credit covenants to which we are subject presently materially restrict our operations, our ability to meet any one particular financial covenant can be affected by events beyond our control and could result in material adverse consequences that could negatively impact our business, results of operations and financial condition. Such adverse consequences could include defaults under our Credit Agreement or Senior Notes, the acceleration of repayment of amounts outstanding under these agreements, termination of existing unused commitments by our lenders, refusal by our lenders to extend further credit under the Credit Agreement, or the lowering or modification of our credit ratings. As of June 30, 2009, we were in compliance with the covenants of our Credit Facility, as amended.
Other
We entered into capital lease agreements of an aggregate of $25.7 million, $26.9 million and $47.8 million for the purchase of equipment during fiscal years 2009, 2008 and 2007, respectively.
Interest
Cash payments for interest on borrowings for the years ended June 30, 2009, 2008 and 2007 were approximately $122.8 million, $157.7 million and $169.6 million, respectively. In addition, in fiscal year 2007 we paid $7.4 million of interest related to the Section 162(m) deduction disallowance discussed in Note 19. Accrued interest was $4.8 million and $5.3 million at June 30, 2009 and 2008, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11.     PENSION AND OTHER POST-EMPLOYMENT PLANS
SFAS 87 establishes standards for reporting and accounting for pension benefits provided to employees. SFAS 158 requires recognition of the funded status of a defined benefit plan in the statement of financial position as an asset or liability if the plan is overfunded or underfunded, respectively. Changes in the funded status of a plan are required to be recognized in the year in which the changes occur, and reported in comprehensive income as a separate component of stockholders’ equity. Further, certain gains and losses that were not previously recognized in the financial statements are required to be reported in comprehensive income, and certain disclosure requirements were changed. SFAS 158 also requires the measurement date of the plan’s funded status to be the same as the company’s fiscal year end.
In connection with the acquisition of the human resources consulting and outsourcing business of Mellon Financial Corporation (the “Acquired HR Business”), we assumed pension plans for the employees located in Canada and the United Kingdom (“UK”). The Canadian Acquired HR Business has both a funded basic pension plan and an unfunded excess pension plan. The UK pension scheme is a funded plan. These defined benefit plans provide benefits for participating employees based on years of service and average compensation for a specified period before retirement.
In December 2005, we adopted a pension plan for the U.S. employees of Buck Consultants, LLC, a wholly owned subsidiary, which was acquired in connection with the Acquired HR Business. The U.S. pension plan includes both a funded plan and unfunded plan. The plan recognizes service for eligible employees from May 26, 2005, the date of the acquisition of the Acquired HR Business. We recorded prepaid pension costs of $2.0 million related to this prior service which will be amortized over approximately 9 years and included in the net periodic benefit costs which is included in wages and benefits in our Consolidated Statements of Income.
In connection with the acquisition of sds, we assumed pension plans for the sds employees located in Germany. The sds plan is an unfunded plan. This defined benefit plan provides benefits for participating employees based on years of service and average compensation for a specified period before retirement. The net periodic benefit costs for this plan are included in wages and benefits in our Consolidated Statements of Income from the effective date of the acquisition, March 14, 2008.
Certain of our employees participate in other pension plans and a post-employment medical plan. These plans are not material to our results of operations or financial position and are not included in the disclosures below.
Benefit obligations
The following table provides a reconciliation of the changes in the pension plans’ benefit obligations (in thousands):

	As of and for the Fiscal Year Ended June 30,
	2009		2008
	Non-U.S.	U.S.	Non-U.S.	U.S.
Reconciliation of benefit obligation:
Obligation at beginning of period	$143,275	$11,241	$112,234	$7,600
Acquisition of sds	-	-	16,509	-
Service cost	6,023	3,450	6,148	3,401
Interest cost	6,872	788	6,644	500
Plan amendments	-	-	-	34
Actuarial (gain) loss	(30,306)	425	4,030	(292)
Employee contribution	708	-	89	-
Benefit payments	(4,028)	(118)	(4,102)	-
Settlements	-	-	-	(2)
Foreign currency exchange rate changes	(21,654)	-	1,723	-

Obligation at end of period	$100,890	$15,786	$143,275	$11,241

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Costs (income) of plans
The following table provides the components of net periodic benefit cost (in thousands):

	Fiscal Year Ended June 30,
	2009		2008		2007

	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.
Components of net periodic benefit cost:
Defined benefit plans:
Service cost	$6,023	$3,450	$6,148	$3,401	$5,841	$3,395
Interest cost	6,872	788	6,644	500	5,662	251
Expected return on assets	(6,143)	(1,015)	(7,089)	(686)	(5,465)	(111)
Recognized net actuarial gain	-	(3)	-	-	-	(11)
Amortization of net gain	(6)	-	-	-	-	-
Amortization of prior service costs	-	220	-	217	-	217

Net periodic benefit cost for defined benefit plans	$6,746	$3,440	$5,703	$3,432	$6,038	$3,741

Approximately $0.2 million of prior service cost and $7,000 of actuarial gain for the defined benefit pension plans will be amortized from accumulated other comprehensive income, net into net periodic benefit cost in fiscal year 2009.
Plan assets
The following table provides a reconciliation of the changes in the fair value of plan assets (in thousands):

	As of and for the Fiscal Year Ended June 30,
	2009		2008
	Non-U.S.	U.S.	Non-U.S.	U.S.
Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of period	$101,295	$10,156	$98,009	$6,802
Actual return on plan assets	(8,208)	(1,115)	(4,548)	(211)
Employer contributions	9,352	3,498	10,510	3,567
Employee contribution	390	-	89	-
Benefit payments	(4,028)	(118)	(3,899)	-
Settlement	-	-	-	(2)
Foreign currency exchange rate changes	(16,159)	-	1,134	-

Fair value of plan assets at end of period	$82,642	$12,421	$101,295	$10,156

We made contributions to the pension plans of approximately $12.8 million and $14.1 million in fiscal years 2009 and 2008, respectively. As of June 30, 2009, we have no minimum pension funding requirement.
The following table provides the weighted-average asset allocation of all pension plan assets, by asset category:

	As of June 30,
	2009	2008
Mutual fund — equity securities	48%	50%
Mutual fund — debt securities	42%	38%
Mutual fund — real estate	4%	6%
Other	6%	6%

Total	100%	100%

There are no holdings in shares or debt issued by us included in the pension plan assets.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Funded status of defined benefit pension plans
The following table provides a statement of funded status (in thousands):

	As of June 30,
	2009		2008
	Funded	Unfunded	Funded	Unfunded
	Plans	Plans	Plans	Plans
Non-U.S. Plans
Accumulated benefit obligation (ABO)	$64,400	$23,582	$88,132	$24,973
Projected benefit obligation (PBO)	76,286	24,603	116,286	26,989
Fair value of assets	82,642	-	101,295	-

U.S. Plan
Accumulated benefit obligation (ABO)	$12,498	$214	$8,742	$226
Projected benefit obligation (PBO)	15,496	290	10,922	319
Fair value of assets	12,421	-	10,156	-

	As of June 30,
	2009	2008
Non-U.S. Plans
Funded status	$(18,248)	$(41,980)
Unrecognized (gain) loss	(6,699)	11,200

Net amount recognized	$(24,947)	$(30,780)

U.S. Plan
Funded status	$(3,365)	$(1,085)
Unrecognized prior service cost	1,275	1,495
Unrecognized (gain) loss	2,825	267

Net amount recognized	$735	$677

The following table reflects amounts recognized in the statement of financial position (in thousands):

	As of June 30,
	2009	2008
Non-U.S. Plans
Accrued benefit liability – current	$(858)	$(1,416)
Accrued benefit liability – long term	(17,390)	(40,564)
Accumulated other comprehensive (income) loss, net	(6,699)	11,200

Net amount recognized	$(24,947)	$(30,780)

U.S. Plan
Accrued benefit liability – current	$(16)	$(47)
Accrued benefit liability – long term	(3,349)	(1,038)
Accumulated other comprehensive (income) loss, net	4,100	1,762

Net amount recognized	$735	$677

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table is a summary of amounts in accumulated other comprehensive income, net as of June 30, 2009 and 2008 upon adoption of SFAS 158 (in thousands):

			Change in
		Net periodic	net actuarial
	June 30, 2008	benefit cost	(gain)/loss	June 30, 2009
Non-U.S. Plans
Net actuarial (gain)/loss	$10,888	$6	$(17,902)	$(7,008)

	10,888	6	(17,902)	(7,008)

U.S. Plan
Net actuarial (gain)/loss	267	-	2,558	2,825
Unrecognized prior service cost	1,495	(220)	-	1,275

	1,762	(220)	2,558	4,100

Sub-total	12,650	(214)	(15,344)	(2,908)

Tax effect	(3,787)	78	4,290	581

Total	$8,863	$(136)	$(11,054)	$(2,327)

Accumulated other comprehensive income, net for the Non-U.S. Plans as of June 30, 2009 and 2008 also includes a net actuarial (gain) loss related to our German pension plan of $(0.3 million) and $(0.3 million), respectively, and our post-employment medical plan in Canada of $0 and $(0.1 million), respectively, which is not included in the tables above.
Assumptions for calculating benefit obligations and net periodic benefit cost
The following table summarizes the weighted-average assumptions used in the determination of our benefit obligation:

	As of June 30,
	2009	2008
Non-U.S. Plans
Discount rate	5.75% - 6.74%	5.20% - 6.00%
Rate of increase in compensation levels	3.00% - 4.05%	3.00% - 5.45%

U.S. Plan
Discount rate	7.00%	6.80%
Rate of increase in compensation levels	3.90%	3.80%
The following table summarizes the assumptions used in the determination of our net periodic benefit cost of our pension plans:

	Fiscal Year Ended June 30,
	2009	2008	2007
Non-U.S. Plans
Discount rate	5.20% - 5.75%	5.20% - 6.00%	5.20% - 5.67%
Long-term rate of return on assets	7.00% - 7.25%	7.00% - 7.25%	6.50% - 7.00%
Rate of increase in compensation levels	3.00% - 5.45%	3.00% - 4.80%	4.25% - 4.60%

U.S. Plan
Discount rate	6.80%	6.40%	6.50%
Long-term rate of return on assets	8.00%	8.00%	8.00%
Rate of increase in compensation levels	3.80%	3.40%	3.50%
We estimate the long-term rate of return on UK, Canadian, and U.S. plan assets will be 7.0%, 6.75%, and 7.75%, respectively, based on the long-term target asset allocation. Expected returns for the following asset classes used in the plans are based on a combination of long-term historical returns and current and expected market conditions.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The UK pension scheme’s target asset allocation is 50% equity securities, 40% debt securities and 10% in real estate. External investment managers manage all of the asset classes. The target asset allocation has been set by the plan’s trustee board with a view to meeting the long-term return assumed for setting the employer’s contributions while also reducing volatility relative to the plan’s liabilities. The managers engaged by the trustees manage their assets with a view to seeking moderate out-performance of appropriate benchmarks for each asset class. At this time, the trustees do not engage in any alternative investment strategies, apart from investments in funds holding UK commercial property.
The Canadian funded plan’s target asset allocation is 35% Canadian federal, provincial and corporate bonds, 30% larger capitalization Canadian stocks, 30% developed and larger capitalization global ex Canada stocks (mainly U.S. and international stocks) and 5% cash and cash equivalents. An external investment manager actively manages all of the asset classes. This manager uses an equal blend of large cap value and large cap growth for stocks in order to participate in the returns generated by stocks in the long-term, while reducing year-over-year volatility. The bonds are managed using a core approach where multiple strategies are engaged such as interest rate anticipation, credit selection and yield curve positioning to mitigate overall risk. At this time, the manager does not engage in any alternative investment strategies.
The U.S. pension plan’s target asset allocation is 30% large capitalization U.S. equities, 5% small capitalization U.S. equities, 25% developed market non-U.S. equities, 30% long duration U.S. Treasury bonds and 10% in alternative investments. The asset allocation was set considering asset class expected returns and volatility relative to the duration of the liabilities of the pension plan.
The asset allocation is reviewed annually. The assets are held in a separate pension trust account at a custodian bank. External registered investment advisors manage the assets in active and passive strategies that are well diversified, investment grade, liquid and unleveraged.
Expected Cash Flows
We expect to contribute approximately $14.6 million to our pension plans in fiscal year 2010.
The following table summarizes the estimated benefit payments, which include amounts to be earned by active plan employees through expected future service for all pension plans over the next ten years as of June 30, 2009 (in thousands):

	Non-U.S.
Fiscal Year Ending June 30,	Plans	U.S. Plan
2010	$3,712	$195
2011	3,743	316
2012	3,694	485
2013	3,926	704
2014	4,327	884
2015-2019	28,336	8,110
Supplemental Executive Retirement Plan
On December 23, 2008, Darwin Deason, the Chairman of our Board of Directors, agreed, at our request, to amend the Supplemental Executive Retirement Agreement dated December 1998, between Mr. Deason and the Company, as amended in August 2003 and June 2005 (the “Agreement”) in order to ensure that the Agreement would comply with Section 409A of the Internal Revenue Code (“Section 409A”). Pursuant to transition rules under Section 409A, we requested that Mr. Deason agree that, on January 1, 2009, the Agreement be terminated and that Mr. Deason receive a cash lump sum, even though he was not retiring. The cash lump sum of approximately $9.5 million, as determined pursuant to the amendment to the Agreement, was paid in January 2009, and was consideration for (1) the accrued benefit that Mr. Deason would have earned under the Agreement, as if normal retirement occurred on January 1, 2009, (2) the costs Mr. Deason incurred in connection with the exercise of the options issued to Mr. Deason in connection with the Agreement in 1998 and (3) the termination of the options issued to Mr. Deason in connection with the Agreement in 2003. Thereafter, we have no obligations to Mr. Deason pursuant to the Agreement or the related options. The termination of the Agreement (the “SERP Termination”) removes the potential future liability we might incur under the Agreement. During fiscal year 2009, we recorded a charge of $8.9 million ($10.4 million, net of income tax) related to the SERP Termination.
Deferred Compensation Plans
We offer a deferred compensation plan to employees who meet specified compensation criteria. The assets and liabilities of this plan are included in our Consolidated Financial Statements. Approximately 1,100 employees participate in the plan. Participants may elect to defer a specified percentage of base salary and incentive compensation annually. The assets of the

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
plan as of June 30, 2009 and 2008 were $65.0 million and $65.7 million, respectively, and were included in cash and other assets in our Consolidated Balance Sheets. The liabilities of the plan, representing participants’ account balances, were $55.8 million and $58.3 million at June 30, 2009 and 2008, respectively, and were included in other long-term liabilities in our Consolidated Balance Sheets.
In connection with the acquisition of the Acquired HR Business, we assumed a deferred compensation plan for certain Acquired HR Business employees. This plan is closed to new contributions. The assets and liabilities of this plan were included in our Consolidated Financial Statements as of the date of acquisition. Approximately 100 employees participate in the plan. The assets of the plan as of June 30, 2009 and 2008 were $24.9 million and $28.0 million, respectively, and were included in other assets in our Consolidated Balance Sheets. The liabilities of the plan, representing participants’ account balances, were $18.2 million and $24.4 million at June 30, 2009 and 2008, respectively, and were included in other long-term liabilities in our Consolidated Balance Sheets.
Other Contributory Plans
We have contributory retirement and savings plans, which cover substantially all employees and allow for discretionary matching contributions by us as determined by our Board of Directors. Contributions made by us to certain plans during the fiscal years ended June 30, 2009, 2008 and 2007 were approximately $18.7 million, $18.4 million and $13.3 million, respectively.
12.     INCOME TAXES
Income tax expense (benefit) is comprised of the following (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Current:
U.S. federal	$103,015	$5,383	$79,953
State	15,840	6,491	12,134
Foreign	16,970	24,087	18,610

Total current expense	135,825	35,961	110,697

Deferred:
U.S. federal	62,587	120,588	17,588
State	6,769	14,544	5,070
Foreign	(889)	(3,884)	(3,032)

Total deferred expense	68,467	131,248	19,626

Total income tax expense	$204,292	$167,209	$130,323

Deferred activity for fiscal year 2007 was impacted by the impairment of the Department of Education in-process capitalized development costs described in Note 21. Deferred activity for fiscal year 2008 was impacted by a cumulative adjustment in recognizing a particular type of unbilled revenue pursuant to an IRS approved change in tax methodology, and accelerated depreciation enacted in the economic stimulus package.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Deferred tax assets (liabilities) consist of the following (in thousands):

	As of June 30,
	2009	2008
Deferred tax assets:
Accrued expenses not yet deductible for tax purposes	$40,726	$40,661
Unearned revenue	36,913	32,015
Tax credits and loss carryforwards	58,140	58,585
Stock-based compensation	35,288	29,017
Divestiture-related accruals	421	430
Forward agreements	15,614	8,797
Other	7,161	12,424

Subtotal	194,263	181,929
Deferred tax assets valuation allowance	(20,182)	(20,185)

Total deferred tax assets	174,081	161,744
Deferred tax liabilities:
Goodwill amortization	(436,584)	(381,944)
Depreciation and amortization	(156,943)	(147,118)
Unbilled revenue	(119,660)	(103,087)
Prepaid and receivables	(21,298)	(23,448)

Total deferred tax liabilities	(734,485)	(655,597)

Net deferred tax liabilities	$(560,404)	$(493,853)

At June 30, 2009, we had available unused domestic net operating loss carryforwards (“NOLs”), net of Internal Revenue Code Section 382 limitations, of approximately $65.9 million which will expire over various periods from 2010 through 2024 and an estimated state NOL value of $16.2 million (using historical apportionment and state tax rates, net of federal benefit) which will expire over various periods from 2010 through 2029. We also had foreign NOLs of approximately $32.5 million, which will expire over various periods beginning in 2012 to those with indefinite lives. A valuation allowance of $20.2 million was recorded at both June 30, 2009 and 2008 against deferred tax assets associated with net operating losses and tax credit carryforwards for which realization of any future benefit is uncertain due to taxable income limitations. We routinely evaluate all deferred tax assets to determine the likelihood of their realization.
The depreciation and amortization related deferred tax liabilities changed during fiscal years ended June 30, 2009 and 2008 predominantly due to current tax deductions for acquired intangibles and depreciation. Generally, since the adoption of SFAS No. 142, “Goodwill and Other Intangibles,” eliminates the book goodwill amortization, the difference between the cumulative book and tax bases of goodwill will continue to increase as current tax deductions are realized. As of June 30, 2009 and 2008, the amount of deductible goodwill was approximately $2.3 billion and $2.2 billion, respectively.
Income tax expense varies from the amount computed by applying the statutory federal income tax rate to income before income taxes as follows (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Statutory U.S. federal income tax	$193,982	$173,677	$134,194
State income taxes, net	14,018	12,471	12,188
Section 162(m) disallowance	4,706	(5,128)	(4,610)
Tax reserves, penalties and interest	1,782	(8,513)	-
Foreign benefits	(9,132)	(5,934)	(6,287)
Other	(1,064)	636	(5,162)

Total income tax expense	$204,292	$167,209	$130,323

The Section 162(m) disallowance is predominantly related to activity described in Note 19, net of current year activity.
The effective tax rates for fiscal years 2009, 2008 and 2007 were 36.9%, 33.7%, and 34%, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Effective July 1, 2007, we adopted the provisions of FIN 48, which clarifies the accounting for and disclosure of uncertainty in tax positions. Additionally, FIN 48 provides guidance on the recognition, measurement, de-recognition, classification and disclosure of tax positions and on the accounting for related interest and penalties. As a result of the implementation of FIN 48, we recognized an $11.0 million (net of tax benefit) increase in the reserves for uncertain tax positions, of which $8.8 million (net of tax benefit) was attributable to the accrual of interest and penalties. These amounts were recognized as a decrease to retained earnings of $9.9 million, an increase to deferred tax assets of $1.0 million and an increase to income taxes receivable of $0.1 million. Following our adoption of FIN 48, the gross balance of unrecognized tax benefits was $54.5 million at July 1, 2007, which excludes $9.0 million of offsetting tax benefits, primarily from international tax treaties which provide for potential relief from double taxation. The net unrecognized tax benefits of $45.5 million as of July 1, 2007 include $41.5 million that, if recognized, would benefit our effective income tax rate. As of June 30, 2009, we had gross unrecognized tax benefits totaling $38.9 million, which excludes $7.7 million of offsetting tax benefits. As of June 30, 2008, we had gross unrecognized tax benefits totaling $34.3 million, which excludes $9.0 million of offsetting tax benefits, including a release to additional paid-in capital in fiscal year 2008 in the amount of $4.5 million due to settlements with taxing authorities. The net unrecognized tax benefits of $31.2 million as of June 30, 2009 include $28.6 million that, if recognized, would benefit our effective income tax rate.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Fiscal Year Ended June 30,
	2009	2008
Balance at beginning of period	$34,324	$54,531
Gross increases on tax positions in prior period	4,272	575
Gross decreases on tax positions in prior period	(624)	(6,930)
Gross increases on tax positions in current period	1,621	1,604
Settlements	(736)	(15,456)

Balance at end of period	$38,857	$34,324

We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. For the year ended June 30, 2009, we increased income tax expense by $1.0 million due to net interest and penalty activity. Accrued interest and penalties related to unrecognized tax benefits were approximately $4.5 million (net of tax benefit) as of July 1, 2008, and $5.5 million (net of tax benefit) as of June 30, 2009. We anticipate a significant change to the total amount of these unrecognized tax benefits as a result of final settlements with tax authorities within the next 12 months that will be in the range of $8.0 million to $19.0 million.
We file income tax returns in various jurisdictions in which we operate, including U.S. federal, U.S. state and numerous foreign jurisdictions. We are currently subject to U.S. federal income tax examinations for fiscal years 2000 and after, are resolving issues in appeals for fiscal years 2000 through 2004 and are currently under examination for fiscal year 2004 through 2006. In addition, we are subject to income tax examinations in various foreign jurisdictions for fiscal years 2003 and after.
Cumulative undistributed earnings of non-U.S. subsidiaries for which U.S. taxes have not been provided are included in consolidated retained earnings in the amount of approximately $223.8 million, $174.7 million and $118.6 million as of June 30, 2009, 2008, and 2007, respectively. These earnings are intended to be permanently reinvested outside the U.S. If future events necessitate that these earnings should be repatriated to the U.S., an additional tax provision and related liability may be required. If such earnings were distributed, U.S. income taxes would be partially reduced by available credits for taxes paid to the jurisdictions in which the income was earned.
Federal, state and foreign income tax payments, net of refunds, during fiscal years ended June 30, 2009, 2008, and 2007 were approximately $150.5 million, $47.5 million, and $106.7 million, respectively.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13.  OTHER LONG-TERM LIABILITIES
The following summarizes other long-term liabilities (in thousands):

	As of June 30,
	2009	2008
Deferred compensation, pension and other post-retirement obligations	$96,035	$126,151
Unearned revenue	111,499	104,732
FIN 48 tax reserves (Please see Note 12)	47,667	42,710
Other	26,525	32,916

Total	$281,726	$306,509

14.   EQUITY
Our Class A common stock trades publicly on the New York Stock Exchange (symbol “ACS”) and is entitled to one vote per share. Our Class B common stock is entitled to ten votes per share. Class B common stock is convertible, at the holder’s option, into Class A common stock, but until converted carry significant transfer restrictions.
Share Repurchase Programs
In November 2007, our Board of Directors endorsed a new $1 billion share repurchase program and authorized the purchase of up to $200 million of our Class A common stock under this program. The program, which is open ended, allows us to repurchase our shares on the open market, from time to time, in accordance with the requirements of the SEC rules and regulations, including shares that could be purchased pursuant to SEC Rule 10b5-1. The number of shares to be purchased and the timing of purchases will be based on the level of cash and debt balances, general business conditions, and other factors, including alternative investment opportunities. During fiscal year 2008, we repurchased approximately 4.5 million shares at an average cost of approximately $44.18 per share (approximately $200 million), all of which have been retired. The purchase of these shares was funded with cash on hand.
In June and August 2006, our Board of Directors authorized two share repurchase programs of up to $1 billion each of our Class A common stock. The programs, which are open ended, allow us to repurchase our shares on the open market, from time to time, in accordance with the requirements of the SEC rules and regulations, including shares that could be purchased pursuant to SEC Rule 10b5-1. The number of shares to be purchased and the timing of purchases will be based on the level of cash and debt balances, general business conditions, and other factors, including alternative investment opportunities. As of June 30, 2007, we had repurchased approximately 19.9 million shares under the June 2006 authorization at an average cost of approximately $50.30 per share (approximately $1 billion) all of which have been retired. We have not made any repurchases nor do we contemplate making any repurchases under the August 2006 share repurchase program.
Stock Option Repricing
On June 18, 2007, we initiated a tender offer to amend certain options to purchase an aggregate of 1,703,650 shares (as amended) of our Class A common stock. The tender offer expired on July 17, 2007. Pursuant to the offer, we accepted for amendment options to purchase 1,696,650 shares of our Class A common stock, which represented 99.6% of the shares of our Class A common stock subject to all Eligible Options. We paid cash payments in the aggregate amount of $4.0 million in accordance with the terms of the tender offer in fiscal year 2008 from cash flows from operating activities. Of the $4.0 million cash payment, approximately $1.2 million was expensed and the balance was charged to additional paid-in capital in fiscal year 2008.
In July 2007, we notified former employees with vested, unexercised and outstanding options which had exercise prices per share that were less, or may have been less, than the fair market value per share of ACS on the revised measurement dates for such options, as determined by us for accounting and tax purposes, that we will pay them the additional 20% income tax imposed by Section 409A based on the excess, if any, of the fair market value of our Class A common stock (up to $62 per share or up to $1.9 million in the aggregate) on the date a triggering event occurs or condition exists that under Section 409A results in the excess being recognized and reported as income on the former employee’s W-2 and the exercise price of the affected option (reduced by any gain that had become subject to tax in a prior year because of an earlier triggering event). As of June 30, 2009, we anticipate that these income tax reimbursements will be up to approximately $0.4 million based on the current fair market value of our Class A common stock on the exercise date and will be paid from cash flows from operating

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
activities as the triggering event occurs for each option holder. During fiscal years 2009 and 2008, we (credited) charged approximately $(0.9 million) and $1.4 million, respectively, to wages and benefits in our Consolidated Statement of Income related to these income tax reimbursements based on the current fair market value of our Class A common stock on June 30, 2009 and 2008. The estimated liability related to these income tax reimbursements will be adjusted to reflect changes in the current fair market value of our Class A common stock each quarter until the options are exercised.
In the first quarter of fiscal year 2008, we amended the exercise price of outstanding stock options of certain current executive officers in order to re-price all or a portion of the respective option grants to the revised measurement date to avoid adverse tax consequences to individual option holders under Section 409A of the Internal Revenue Code. We paid cash payments in the aggregate amount of $0.3 million in accordance with the terms of the amendment in fiscal year 2008 from cash flows from operating activities. Of the $0.3 million cash payment, approximately $43,000 was charged to wages and benefits in our Consolidated Statement of Income in the first quarter of fiscal year 2008, and the balance was charged to additional paid-in capital in our Consolidated Balance Sheet.
Voting Rights of Our Chairman
During fiscal year 2006 the Board of Directors authorized a modified “Dutch Auction” tender offer (the “Tender Offer”) to purchase up to 55.5 million shares of our Class A common stock. That Tender Offer was completed in March 2006 and 7.4 million shares of Class A common stock were purchased in the Tender Offer. In connection with the Tender Offer, Mr. Deason entered into a Voting Agreement with the Company dated February 9, 2006 (the “Voting Agreement”) in which he agreed to limit his ability to cause the additional voting power he would hold as a result of the Tender Offer to affect the outcome of any matter submitted to the vote of the stockholders of the Company after consummation of the Tender Offer.
On December 7, 2007, the Board of the Directors approved an amendment of the Voting Agreement, to provide that Mr. Deason’s voting power with respect to 1,989,864 shares of Class A common stock and 6,599,372 shares of Class B common stock held by him as of December 7, 2007, would not exceed 45% as a result of share repurchases by the Company pursuant to the Company’s share repurchase program. Other than as expressly set forth in the Voting Agreement, Mr. Deason continues to have the power to exercise all rights attached to the shares he owns, including the right to dispose of his shares and the right to receive any distributions thereon.
The Voting Agreement will terminate on the earliest of (i) the mutual agreement of the Company (authorized by not less than a majority of the vote of the then independent and disinterested directors) and Mr. Deason, (ii) the date on which Mr. Deason ceases to hold any Excess Voting Power, as calculated in the Voting Agreement, or (iii) the date on which all Class B shares are converted into Class A shares.
Mr. Deason and a special committee of the Board of Directors have not reached an agreement regarding the fair compensation to be paid to Mr. Deason for entering into the Voting Agreement. However, whether or not Mr. Deason and our special committee are able to reach agreement on compensation to be paid to Mr. Deason, the Voting Agreement will remain in effect.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15.   EARNINGS PER SHARE
In accordance with SFAS No. 128, “Earnings per Share,” the following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Fiscal Year Ended June 30,
	2009	2008	2007
Numerator:
Numerator for earnings per share -
Net Income	$349,943	$329,010	$253,090

Denominator:
Weighted average shares outstanding (basic)	97,510	98,013	100,181
Effect of dilutive securities:
Stock options	496	980	1,391

Total potential common shares	496	980	1,391

Denominator for earnings per share assuming dilution	98,006	98,993	101,572

Earnings per share (basic)	$3.59	$3.36	$2.53

Earnings per share assuming dilution	$3.57	$3.32	$2.49

Additional dilution from assumed exercises of stock options is dependent upon several factors, including the market price of our common stock. During fiscal years ended June 30, 2009, 2008 and 2007, options to purchase approximately 11.4 million, 9.2 million and 6.0 million shares of common stock, respectively, were outstanding but were not included in the computation of diluted earnings per share because the average market price of the underlying stock did not exceed the sum of the option exercise price, unrecognized compensation expense and the windfall tax benefit.
The calculation of diluted earnings per share requires us to make certain assumptions related to the use of proceeds that would be received upon the assumed exercise of stock options. These assumed proceeds include the excess tax benefits that we receive upon assumed exercises. We calculate the assumed proceeds from excess tax benefits based on the deferred tax assets actually recorded without consideration of “as if” deferred tax assets calculated under the provisions of SFAS 123(R).

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16.	COMPREHENSIVE INCOME
SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”), establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes within a company’s equity.
The components of comprehensive income are as follows (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Net income	$349,943	$329,010	$253,090
Other comprehensive income (loss):
Foreign currency gain (loss)	(63,489)	25,473	16,955
Change in net unrealized gain on foreign exchange forward agreements (net of income tax of $489, $727 and $958, respectively)	777	1,278	693
Amortization of unrealized loss on forward interest rate agreements (net of income tax of $959, $958 and $958, respectively)	1,585	1,586	1,586
Change in net unrealized gain (loss) on interest rate swap agreement (net of income tax of $(5,335), $(8,997) and $2,819, respectively)	(8,829)	(15,475)	5,251
Change in net unrealized gain (loss) on interest rate collar agreements (net of income tax of $(3,069) and $779, respectively)	(5,078)	1,289	-
Amortization of prepaid pension cost (net of income tax of $80 and $81, respectively)	140	136	-
Change in funded status of pension and other benefit plans (net of income tax of $4,288 and $(4,906), respectively)	11,050	(11,490)	-

Comprehensive income	$286,099	$331,807	$277,575

The following table represents the components of accumulated other comprehensive (loss) income, net (in thousands):

	As of June 30,
	2009	2008
Foreign currency gain (loss)	$(21,487)	$42,002
Unrealized gain on foreign exchange forward agreements (net of income tax of $1,442 and $953, respectively)	2,432	1,655
Unrealized loss on forward interest rate agreements (net of income tax of $(3,253) and $(4,212), respectively)	(5,444)	(7,029)
Unrealized loss on interest rate swap agreement (net of income tax of $(11,513) and $(6,178), respectively)	(19,053)	(10,224)
Unrealized gain (loss) on interest rate collar agreements (net of income tax of $(2,290) and $779, respectively)	(3,789)	1,289
Unrecognized prior service costs (net of income tax of $(469) and $(549), respectively)	(806)	(946)
Unrecognized gain (loss) on funded status of pension and other benefit plans (net of income tax of $1,050 and $(3,238), respectively) (a)	3,133	(7,917)

Total	$(45,014)	$18,830

(a)	Balances as of June 30, 2008 include adjustments to initially apply SFAS 158 of $0.1 million (net of income tax of $59,000), respectively.
We operate in countries where the functional currency is other than the U.S. Dollar, such as the Euro, British Pound, Indian Rupee and other local currencies. When the financial statements of our foreign subsidiaries are consolidated into our U.S. GAAP financial statements, and where such subsidiaries functional currencies are a currency other than the U.S. Dollar, we must convert such financial statements from the local functional currency of the foreign subsidiary into U.S. Dollars. The assets and liabilities are converted using the applicable quarter end spot exchange rate, while the revenues, expenses and net

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
income of the subsidiaries are converted using an average exchange rate for each month during the fiscal year. Because exchange rates fluctuate over time, a debit or credit difference arises between the translated value of each foreign subsidiaries’ assets and liabilities, using the latest quarter end spot rate, and the translated value of such subsidiaries owners’ equity, which is carried at the average historical rates.
All debits and credits accumulated during the fiscal year are netted for presentation purposes and considered to be translation gains and losses, within the meaning of Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”. These cumulative translation gains and losses, and the resulting activity within the fiscal year are reported within accumulated other comprehensive (loss) income, net in the stockholders’ equity section of our Balance Sheet.
17.	FINANCIAL INSTRUMENTS
Long-Term Debt
 As of June 30, 2009 and 2008, the fair values of our Senior Notes approximated $455.0 million and $455.9 million, respectively, based on quoted market prices.
As of June 30, 2009 and 2008, the fair values of balances outstanding under our Credit Facility approximated the related carrying values.
Derivatives and Hedging Activities
We use certain financial derivatives to mitigate our exposure to volatility in interest rates and foreign currency exchange rates. We use these derivative instruments to hedge exposures in the ordinary course of business and do not invest in derivative instruments for speculative purposes. Each derivative is designated as a cash flow hedge, or remains undesignated. We account for these derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS 133”). Changes in the fair value of derivatives that are designated and effective as cash flow hedges are recorded net of related tax effects in accumulated other comprehensive income (loss), net and are reclassified to the income statement when the effects of the item being hedged are recognized in the income statement. Any changes in derivative fair values due to ineffectiveness are recognized currently in income. Changes in the fair value of undesignated hedges are recognized currently in the income statement as other non-operating expense (income), net.
We adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment to SFAS No. 133” (“SFAS 161”), which requires enhanced disclosures about how derivative and hedging activities affect the Company’s financial position, financial performance and cash flows. SFAS 161 was effective for the Company beginning January 1, 2009. This pronouncement resulted in enhanced disclosures, but did not have an impact on the Company’s consolidated financial statements.
Foreign currency forward agreements
We utilize derivative financial instruments to manage our exposure to foreign currencies related to our domestic and international operations. We enter into foreign currency forward agreements in order to hedge the exchange rate risk associated with specific forecasted transactions, including revenue receipts from clients and payments to suppliers for cost of revenues. Currencies that we hedge consist primarily of the Mexican peso, Indian rupee, Philippine peso, British pound, euro and Swiss franc. We designate only those contracts which closely match the terms of the underlying transaction as cash flow hedges for accounting purposes. The forward contracts are assessed for effectiveness at inception and on an ongoing basis. During fiscal years ended June 30, 2009, 2008 and 2007, there was no material deemed ineffectiveness related to cash flow hedges, and no reclassification to earnings due to hedged transactions no longer expected to occur. The majority of our contracts will expire at various times over the next 12 months. Results of hedges of revenue receipts and payments to suppliers are recognized in revenues and cost of revenues, respectively, when the underlying transactions affect net income. The net gain of $3.9 million, ($2.4 million, net of income tax) related to our revenue and cost of revenue hedges outstanding as of June 30, 2009 is expected to be recognized in earnings within the next 12 months. An immaterial amount of gain relates to hedges with maturities extending beyond 12 months. As of June 30, 2009 and 2008, the notional amount of our foreign exchange cash flow hedges was $79.5 million and $42.6 million, respectively.
Derivatives not designated as hedging instruments
We have entered into certain other foreign currency contracts not designated as qualified hedges for accounting purposes, although management believes they are essential economic hedges. As of June 30, 2009 and 2008, the notional amount of these agreements was $28.3 million and $21.5 million, respectively, with maturities ranging from July 2009 to August 2010.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest rate hedges
In January 2008, we entered into a zero cost interest rate collar with an interest rate cap of 3.281% and a floor of 2.425%. The notional amount of the collar is $500 million executed in two transactions each having two year terms, $300 million of which expires on January 30, 2010 and $200 million of which expires on February 11, 2010. In March 2007, we entered into a five-year amortizing interest rate swap agreement structured so that we pay a fixed interest rate of 4.897%, and receive a floating interest rate equal to the one-month LIBOR rate. At June 30, 2009 and 2008, the notional amount of the interest rate swap was $475 million and $600 million, respectively. The interest rate collar and interest rate swap are designated as a cash flow hedge of forecasted interest payments on up to $975 million of outstanding floating rate debt. The transactions had a fair market value of zero at inception. Over the next 12 months, we expect to reclassify $24.7 million of deferred losses from accumulated other comprehensive income to interest expense as interest payments related to the designated interest rate swap and collars are recognized.
In order to hedge the variability of future interest payments related to our Senior Notes issuance, we entered into forward interest rate agreements in April 2005. The agreements were designated as cash flow hedges of forecasted interest payments in anticipation of the issuance of the Senior Notes. The notional amount of the agreements totaled $500 million and the agreements were terminated in June 2005 upon issuance of the Senior Notes. The settlement of the forward interest rate agreements of $19.0 million ($12.0 million, net of income tax) was recorded in accumulated other comprehensive income (loss), net, and is being amortized as an increase in reported interest expense over the term of the Senior Notes, with approximately $2.5 million to be amortized over the next 12 months. We amortized approximately $2.5 million to interest expense during each of fiscal years ended June 30, 2009, 2008 and 2007.
Please see Note 18 for a description of how the financial instruments below are valued in accordance with SFAS 157 and Note 16 for additional information on changes in other comprehensive income for fiscal years 2009, 2008 and 2007.
The following table presents the fair values of derivative instruments included within the Consolidated Balance Sheet (in thousands):

		As of
		June 30,
Item	Balance Sheet Location	2009
Asset derivatives
Derivatives designated as hedging instruments under SFAS 133:
Foreign exchange forward agreements	Prepaid expenses and other current assets	$3,860

Derivatives not designated as hedging instruments under SFAS 133:
Non-qualified foreign exchange forward agreements	Prepaid expenses and other current assets	345

Total asset derivatives		$4,205

Liability derivatives
Derivatives designated as hedging instruments under SFAS 133:
Interest rate swap and collar	Other accrued liabilities	$24,704
Interest rate swap and collar	Other long-term liabilities	11,941

		36,645

Derivatives not designated as hedging instruments under SFAS 133:
Foreign exchange forward agreements	Other accrued liabilities	390

Total liability derivatives		$37,035

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following tables present the amounts affecting the Consolidated Statements of Income for the fiscal year ended June 30, 2009 (in thousands):

		Location of Gain	Gain (Loss)
		(Loss) Reclassified	Reclassified from
	Gain (Loss)	from Accumulated	Accumulated Other
	Recognized in Other	Other	Comprehensive
	Comprehensive	Comprehensive	Income
Derivatives designated under SFAS 133	Income (a)	Income into Income (a)	into Income (a)
Cash flow hedges:
Foreign currency forward contracts	$(66)	Revenues	$650
Foreign currency forward contracts	348	Cost of revenues	(1,634)
Interest rate swap	(33,258)	Interest expense	(19,094)
Interest rate collar	(13,039)	Interest expense	(4,892)

Total designated cash flow hedges	$(46,015)		$(24,970)

(a)	For fiscal year 2009, we recorded no ineffectiveness from cash flow hedges.

Derivatives not Designated	Location of Gain (Loss)	Gain (Loss) Recognized
under SFAS 133	Recognized in Income	in Income on Derivatives

Foreign currency forward contracts	Other non-operating expense, net	$(1,578)
At June 30, 2009, Citibank, N.A., Wells Fargo Bank, N.A., and SunTrust Bank were the counterparties with respect to all but an insignificant portion of our hedge liability. Our hedge liability totaled $987.1 million in notional amounts as of June 30, 2009. The aggregate fair value amount of derivative instruments that contain credit-risk-related contingent features that are in a net liability position at June 30, 2009 is $37.0 million.
Under the terms of our derivative instruments with each of these counterparties, in the event of (i) bankruptcy or insolvency of the Company (or certain of its subsidiaries as set forth in the Credit Facility), (ii) bankruptcy or insolvency of the counterparty under the derivative instrument, or (iii) certain events of default (including failure to pay or deliver, cross defaults and the failure to comply with specified secured interest and lien requirements) or illegality, impossibility or certain tax events, in each case, the derivative instruments may terminate and we may be required to pay termination amounts there under to the extent we owe such amounts to the relevant counterparty. In addition, the terms of certain of these derivative instruments provide for termination of such instruments and the payment of termination amounts (to the extent we owe such a termination amount) if the Company were to be merged with or into, or all or substantially all of its assets were to be acquired by, another entity, and the surviving or transferee entity’s creditworthiness is materially weaker than the Company’s. We have netting arrangements with each of these counterparties that provide for offsetting payables against receivables from separate derivative instruments with each of the counterparties. Each of these counterparties to our derivative instruments are also lenders under our Credit Facility. Our Credit Facility, senior subordinated notes and substantially all of our derivative instruments contain provisions that provide for cross defaults and acceleration of those debt instruments and possible termination of those derivative instruments in certain situations.
Investments
As of June 30, 2009 and 2008, as part of our deferred compensation and other employee benefit plans, we held investments in insurance policies with a fair market value of $57.7 million and $60.0 million, respectively and mutual funds with a fair market value of $24.9 million and $28.0 million, respectively. We recorded (losses) gains on these investments of $(13.7 million), $(4.2 million) and $10.4 million for fiscal years 2009, 2008 and 2007, respectively. Our deferred compensation plan mutual funds are classified as trading securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). We had unrealized trading losses of $(3.7 million) and $(0.6 million) related to mutual fund investments held on June 30, 2009 and 2008, respectively.
Please see Note 11 for more information on the deferred compensation plans.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2009, we held approximately $7.4 million of U.S. Treasury Notes in conjunction with a contract in our Government segment which were pledged in accordance with the terms of the contract to secure our performance. The U.S. Treasury Notes are accounted for as held to maturity pursuant to SFAS 115 and are reflected in other assets in our Consolidated Balance Sheet at June 30, 2009.
18.	FAIR VALUE MEASUREMENTS
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), for financial assets and liabilities. SFAS 157 establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). SFAS 157 is applied under existing accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. We adopted SFAS 157 effective July 1, 2008. There was no impact to our results of operations or financial condition as a result of the adoption of SFAS 157.
In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which provides a one-year deferral of the effective date of SFAS 157 for non-financial assets and liabilities except those that are recognized or disclosed in the financial statements at fair value at least annually. We are currently evaluating the impact, if any, that FSP 157-2 will have on our financial condition and results of operations.
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. We adopted FSP 157-3 effective with the financial statements ended September 30, 2008. The adoption of FSP 157-3 had no impact on our financial condition and results of operations.
In April 2009, the FASB issued FSP FAS 157-4, “Determining Whether a Market Is Not Active and a Transaction Is Not Distressed” (“FSP 157-4”). FSP 157-4 provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. FSP 157-4 is effective for interim and annual periods ending after June 15, 2009. We adopted FSP 157-4 effective with the financial statements ended June 30, 2009. The adoption of FSP 157-4 had no impact on our financial condition and results of operations.
The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

Description	Level 1	Level 2	Level 3	Total

ASSETS
Other current assets
Foreign currency derivatives (a)	$-	$4,205	$-	$4,205
Other assets
Deferred compensation investments in cash surrender life insurance (b)	-	57,680	-	57,680
Deferred compensation investments in mutual funds (c)	-	24,923	-	24,923

Total assets	$-	$86,808	$-	$86,808

LIABILITIES
Other current liabilities
Foreign currency derivatives (a)	$-	$390	$-	$390
Interest rate swap and collars (d)	-	24,704	-	24,704
Other long-term liabilities
Deferred compensation plan liabilities (e)	-	73,967	-	73,967
Interest rate swap (d)	-	11,941	-	11,941

Total liabilities	$-	$111,002	$-	$111,002

(a)	Foreign currency derivatives consist of foreign currency forward agreements. Fair value is determined using observable market inputs such as the forward pricing curve, currency volatilities, currency correlations and interest rates, and considers nonperformance risk of the Company and that of its counterparties.
(b)	Fair value is reflected as the cash surrender value of company owned life insurance.
(c)	Fair value is based on quoted market prices for actively traded assets similar to those held by the deferred compensation plan.
(d)	The fair values of the interest rate swap and collars are determined using prices obtained from pricing agencies and financial institutions that develop values based on inputs observable in active markets, including interest rates, with consideration given to the nonperformance risk of the Company and that of its counterparties.
(e)	Fair value of the deferred compensation liability is based on the fair value of investments corresponding to employees’ investment selections, based on quoted prices for similar assets in actively traded markets.
19.	COMMITMENTS AND CONTINGENCIES
We have various non-cancelable operating lease agreements for information technology equipment, software and facilities. Our facilities leases have varying terms through 2021. We have various contractual commitments to lease hardware and software and for the purchase of maintenance on such leased assets with varying terms through fiscal year 2014. Lease expense for information technology equipment, software and facilities was approximately $478.0 million, $442.9 million and $374.2 million for the years ended June 30, 2009, 2008 and 2007, respectively. A summary of these commitments at June 30, 2009 is as follows (in thousands):

Fiscal Year Ending June 30,
2010	$369,490
2011	266,882
2012	139,565
2013	87,167
2014	56,850
Thereafter	92,233

$1,012,187

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We have various contractual agreements to purchase telecommunications services. These agreements provide for minimum annual spending commitments, and have varying terms through fiscal year 2011. We estimate future payments related to these agreements will be $12.7 million and $12.2 million in fiscal years 2010 and 2011, respectively.
Stock Option Grant Practices
On March 3, 2006, we received notice from the SEC that it was conducting an investigation into certain stock option grants made by us from October 1998 through March 2005. On June 7, 2006 and on June 16, 2006, we received requests from the SEC for information on all of our stock option grants since 1994. We have been providing supplemental information to the SEC on a voluntary basis following the initial SEC requests. The SEC issued its formal order of investigation in August 2006. The investigation remains active and the Company has had ongoing discussions with the SEC regarding its resolution.
On May 17, 2006, we received a grand jury subpoena from the United States District Court, Southern District of New York, requesting production of documents related to the granting of our stock option grants. We have responded to the grand jury subpoena and have produced documents to the United States Attorney’s Office in connection with the grand jury proceeding.
In response to the investigation by the SEC and the subpoena from a grand jury in the Southern District of New York, we initiated an internal investigation of our stock option grant practices. The investigation reviewed our historical stock option grant practices during the period from 1994 through 2005, including all 73 stock option grants made by us during this period, and the related disclosure in our Form 10-Q for the three months ended March 31, 2006 (the “May 2006 Form 10-Q”). We informed the SEC and the United States Attorney’s Office for the Southern District of New York of the results of our internal investigation. The results of the internal investigation are disclosed in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 (the “2006 Form 10-K/A”).
Subsequent to the delivery of the results of the investigation, we, with the approval of our Audit Committee, determined that the cumulative non-cash stock-based compensation expense adjustment and related income tax effects were material. Our decision to restate our financial statements was based on the facts obtained by management and a special committee comprised of all of the then independent members of the Board of Directors, which oversaw the internal investigation. We determined that the cumulative, pre-tax, non-cash stock-based compensation expense resulting from revised measurement dates was approximately $51.2 million during the period from our initial public offering in 1994 through June 30, 2006. The corrections relate to options covering approximately 19.4 million shares. Previously reported total revenues were not impacted by our restatement. The impact of the restatement on each year of our previously issued financial statements is more fully disclosed in our 2006 Form 10-K/A.
In light of the investigation and due to concerns regarding Section 409A of the Internal Revenue Code and related regulations (“409A”), beginning in December 2006, we started taking steps to minimize the effect of 409A. These steps included amending the pricing of the options, purchasing, through a tender offer, the outstanding options and reimbursing option holders additional taxes incurred upon exercise. In addition, during the investigation, we determined that certain tax deductions taken with respect to the stock option grants in question were improper under Internal Revenue Code Section 162(m) and related regulations (“162(m)”). We restated our income tax liability for the relevant years to the Internal Revenue Service (“IRS”) and paid approximately $35.0 million in additional taxes, penalties and interest to the IRS. During fiscal year 2008, the IRS finalized its audit for our fiscal years 2001 through 2003 which should resolve any 162(m) for those years. This audit resulted in a revised liability of $26.9 million in income tax, interest and penalties. During fiscal year 2008, $5.9 million was released to income tax expense and $0.5 million was credited to additional paid-in capital. At this time, we expect the resolution of the fiscal year 2004 section 162(m) issues to be resolved within the next 12 months but cannot predict the timing of the resolution for fiscal year 2005.
Several shareholder derivative lawsuits were filed in connection with the Company’s stock option grant practices, generally alleging claims related to breach of fiduciary duty and unjust enrichment against certain of our directors and executives. Each of these lawsuits has been resolved and dismissed, resulting in the receipt of approximately $22.0 million from our Directors’ and Officers’ Insurance carriers, the receipt of approximately $1.8 million from certain former and current directors and executive officers, and the payment of approximately $22.0 million to the plaintiffs in the derivative actions, all of which occurred in fiscal year 2009. Related litigation brought by and on behalf of participants in the ACS Savings Plan was also resolved and dismissed, resulting in the payment of $1.5 million to the plaintiffs in fiscal year 2008; however, the distribution of applicable settlement proceeds remains ongoing.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Investigation Concerning Procurement Process at Hanscom Air Force Base
In October 2002, one of our subsidiaries, ACS Defense, LLC, and several other government contractors received a grand jury document subpoena issued by the U.S. District Court for the District of Massachusetts. The subpoena was issued in connection with an inquiry being conducted by the Antitrust Division of the Department of Justice (“DOJ”). The inquiry concerns certain IDIQ (Indefinite Delivery – Indefinite Quantity) procurements and their related task orders, which occurred in the late 1990s at Hanscom Air Force Base in Massachusetts. In February 2004, we sold the contracts associated with the Hanscom Air Force Base relationship to ManTech International Corporation (“ManTech”); however, we have agreed to indemnify ManTech with respect to this DOJ investigation. We believe all applicable statutes of limitations related to this inquiry have expired.
Litigation arising from alleged patent infringement
On April 4, 2008, JP Morgan Chase & Co. (“JPMorgan”) filed a lawsuit against Affiliated Computer Services, Inc. and ACS SLS (collectively, “ACS”) in U.S. District Court in Wilmington, Delaware. JPMorgan seeks certain declarations as well as unspecified monetary damages related to alleged violations by ACS of JPMorgan’s electronic payment card, lockbox, and check processing and imaging patents. ACS is vigorously defending this lawsuit and has counterclaimed against JPMorgan seeking certain declarations as well as monetary damages related to JPMorgan’s violations of ACS’s payment processing patents. At this time, the likely outcome of this matter is not determinable with a reasonable degree of assurance.
Other
Certain contracts, primarily in our Government segment, require us to provide a surety bond or a letter of credit as a guarantee of performance. As of June 30, 2009, $643.5 million of our outstanding surety bonds and $72.2 million of our outstanding letters of credit secure our performance of contractual obligations with our clients. Approximately $18.8 million of our letters of credit secure our casualty insurance and vendor programs and other corporate obligations. In general, we would only be liable for the amount of these guarantees in the event of default in our performance of our obligations under each contract, the probability of which we believe is remote. We believe that we have sufficient capacity in the surety markets and liquidity from our cash flow and our Credit Facility to respond to future requests for proposals.
We indemnified Lockheed Martin Corporation against certain specified claims from certain pre-sale litigation, investigations, government audits and other issues related to the sale of the majority of our federal business to Lockheed Martin Corporation in fiscal year 2004. Our contractual maximum exposure under these indemnifications was $85 million. During the fiscal year 2008, we settled all issues and claims with Lockheed Martin Corporation related to this divestiture and our acquisition of Lockheed Martin Corporation’s commercial information technology services business in fiscal year 2004. This settlement resulted in a payment to Lockheed Martin Corporation of $6.5 million in fiscal year 2008, reflected in cash flows from investing activities in our Consolidated Statement of Cash Flows, and $2.2 million ($1.5 million, net of income tax) of income recorded to other operating expense in our Consolidated Statement of Income in fiscal year 2008.
Our Commercial Education business performs third party student loan servicing in the Federal Family Education Loan program (“FFEL”) on behalf of various financial institutions. We service these loans for investors under outsourcing arrangements and do not acquire any servicing rights that are transferable by us to a third party. At June 30, 2009, we serviced a FFEL portfolio of approximately 5.0 million loans with an outstanding principal balance of approximately $55.6 billion. Some servicing agreements contain provisions that, under certain circumstances, require us to purchase the loans from the investor if the loan guaranty has been permanently terminated as a result of a loan default caused by our servicing error. If defaults caused by us are cured during an initial period, any obligation we may have to purchase these loans expires. Loans that we purchase may be subsequently cured, the guaranty reinstated and the loans repackaged for sale to third parties. We evaluate our exposure under our purchase obligations on defaulted loans and establish a reserve for potential losses, or default liability reserve, through a charge to the provision for loss on defaulted loans purchased. The reserve is evaluated periodically and adjusted based upon management’s analysis of the historical performance of the defaulted loans. As of June 30, 2009, other accrued liabilities include reserves which we believe to be adequate.
In addition to the foregoing, we are subject to certain other legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although we cannot predict the outcomes of these other proceedings, we do not believe these other actions, in the aggregate, will have a material adverse effect on our financial position, results of operations or liquidity.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
20.	DIVESTITURES
Sale of bindery business
During fiscal year 2009, we completed the sale of our bindery business in our Government segment and recorded a pre-tax gain on the sale of approximately $0.2 million ($0.8 million loss, net of income tax) in other operating expenses in our Consolidated Statements of Income. The bindery business was not strategic to our ongoing operations.
Revenues from the bindery business were $0.2 million, $14.3 million and $13.1 million for fiscal years 2009, 2008 and 2007, respectively. Operating (loss) income from the bindery business, excluding the gain on sale, was $(0.1 million), $3.4 million and $3.0 million for fiscal years 2009, 2008 and 2007, respectively.
Sale of Unclaimed Property Reporting and Recovery Business
During fiscal year 2008, we completed the sale of Unclaimed Property Reporting and Recovery (“UPRR”) in our Commercial segment. We recorded a gain on the sale of approximately $1.1 million ($0.7 million, net of income tax) and $1.0 million ($0.6 million, net of income tax) during fiscal year 2009 and 2008, respectively, in other operating expenses in our Consolidated Statements of Income. The UPRR business was not strategic to our ongoing operations.
Revenues from the UPRR business were $0.1 million, $14.0 million and $18.0 million for fiscal years 2009, 2008 and 2007, respectively. Operating income from the UPRR business, excluding the gain on sale, was $0, $0.6 million and $1.1 million for fiscal years 2009, 2008 and 2007, respectively.
Sale of Government Decision Support Business
During fiscal year 2008, we completed the sale of our decision support business in our Government segment and recorded a gain on the sale of approximately $2.4 million ($1.6 million, net of income tax) in other operating expense in our Consolidated Statements of Income. The decision support business was not strategic to our ongoing operations.
Revenues from the decision support business were $3.6 million and $7.9 million for fiscal years 2008 and 2007, respectively. Operating income from the decision support business, excluding the gain on sale, was $1.3 million and $2.7 million for fiscal years 2008 and 2007, respectively.
The after tax proceeds from these divestitures were used for general corporate purposes.
21.	CONTRACT WITH THE DEPARTMENT OF EDUCATION
We provide comprehensive loan servicing for the Department of Education’s (the “Department”) Direct Student Loan program under the Common Services for Borrowers contract. Annual revenues from this contract represented approximately 3%, 3% and 4% of our fiscal year 2009, 2008 and 2007 revenues, respectively. We expect the contract to continue through the middle of fiscal year 2012 under the remaining two performance based periods. The Department may also exercise two additional option years at their discretion.
In May 2007, we and the Department agreed to cease development of certain software contemplated under the Common Services for Borrowers contract. At that time, we had implemented approximately $39.0 million of internally developed software into the current production system. As a result of the decision to cease development, we recorded a non-cash impairment charge of approximately $76.4 million (approximately $48.3 million, net of income tax) related to in-process capitalized development costs.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
22.	RELATED PARTY TRANSACTIONS
Prior to 2002, we had guaranteed $11.5 million of certain loan obligations owed to Citicorp USA, Inc. by DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (as may have been reorganized subsequent to July 2002, herein referred to as “DDH”). In July 2002, our Chairman of the Board of Directors assumed in full our guaranty obligations to Citicorp and Citicorp released in full our guaranty obligations. As partial consideration for the release of our corporate guaranty, we agreed to provide certain administrative services to DDH at no charge until such time as DDH meets certain specified financial criteria. In the first quarter of fiscal year 2003, we purchased $1.0 million in prepaid charter flights at favorable rates from DDH. In the second quarter of fiscal year 2007, we were notified by DDH of their intent to wind down operations; therefore, we recorded a charge of $0.6 million related to the unused prepaid charter flights. We made no payments to DDH during fiscal years 2009, 2008 and 2007 but plan to continue providing administrative services to DDH until the wind down of DDH operations is complete.
During fiscal years 2009, 2008, 2007 and 2006, we purchased approximately $5.7 million, $4.9 million, $5.8 million and $8.8 million, respectively, of office products and printing services from Prestige Business Solutions, Inc., a supplier owned by the daughter-in-law of our Chairman. These products and services were purchased on a competitive bid basis in substantially all cases. We believe this relationship has allowed us to obtain these products and services at quality levels and costs more favorable than would have been available through alternative market sources.
23.	SEGMENT INFORMATION
We are organized into Commercial and Government segments due to the different operating environments of each segment, caused by different types of clients, differing economic characteristics, and the nature of regulatory environments.
Approximately 92%, 92% and 93% of our consolidated revenues for fiscal years 2009, 2008 and 2007, respectively, were derived from domestic clients. Our five largest clients accounted for approximately 14%, 13% and 13% of our fiscal years 2009, 2008 and 2007 revenues. Our largest client, Sprint Nextel Corporation, represented approximately 4%, 4% and 3% of our consolidated revenues for fiscal years 2009, 2008 and 2007, respectively.
The accounting policies of each segment are the same as those described in the summary of significant accounting policies (please see Note 1).

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following tables reflect the results of the segments consistent with our management system (in thousands):

	Commercial	Government	Corporate	Consolidated
Fiscal Year Ended June 30, 2009
Revenues (a)	$3,909,293	$2,613,871	$-	$6,523,164
Operating expenses (excluding impairment charge and depreciation and amortization)	3,242,101	2,086,380	113,706	5,442,187
Depreciation and amortization expense	276,289	115,248	3,497	395,034

Operating income (loss)	$390,903	$412,243	$(117,203)	$685,943

Total assets	$3,387,057	$2,781,002	$732,914	$6,900,973

Capital expenditures, net	$166,143	$129,180	$24,944	$320,267

Fiscal Year Ended June 30, 2008
Revenues (a)	$3,673,981	$2,486,569	$-	$6,160,550
Operating expenses (excluding impairment charge and depreciation and amortization)	3,046,826	1,935,066	153,009	5,134,901
Depreciation and amortization expense	278,688	100,283	1,600	380,571

Operating income (loss)	$348,467	$451,220	$(154,609)	$645,078

Total assets	$3,271,316	$2,728,796	$469,287	$6,469,399

Capital expenditures, net	$151,689	$112,243	$4,016	$267,948

Fiscal Year Ended June 30, 2007
Revenues (a)	$3,404,935	$2,367,544	$-	$5,772,479
Operating expenses (excluding gain on sale of business and depreciation and amortization)	2,844,545	1,820,006	148,367	4,812,918
Software impairment charge	-	76,407	-	76,407
Depreciation and amortization expense	247,363	97,348	1,488	346,199

Operating income (loss)	$313,027	$373,783	$(149,855)	$536,955

Total assets	$3,174,031	$2,601,765	$206,633	$5,982,429

Capital expenditures, net	$202,283	$112,851	$1,709	$316,843

(a)	Revenues in our Commercial segment for fiscal years 2009, 2008 and 2007 include revenues from operations divested through June 30, 2009 of $0.1 million, $14.0 million and $18.0 million, respectively. Revenues in our Government segment for fiscal years 2009, 2008 and 2007 include revenues from operations divested through June 30, 2009 of $0.2 million, $17.9 million and $21.9 million, respectively.
24.	REVENUES BY SERVICE LINE
Our revenues by service line over the past three years are shown in the following table (in thousands):

	Fiscal Year Ended June 30,
	2009	2008	2007
Business process outsourcing (a)	$5,148,750	$4,792,403	$4,322,164
Information technology services	1,025,469	1,041,036	1,013,801
Systems integration services	348,945	327,111	436,514

Total	$6,523,164	$6,160,550	$5,772,479

(a)	Includes $0.3 million, $31.9 million and $39.9 million of revenues for fiscal years 2009, 2008 and 2007, respectively, from operations divested through June 30, 2009.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
25.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     (In thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,
Fiscal Year Ended June 30, 2009	2009	2009	2008	2008
Revenues	$1,696,211	$1,610,429	$1,612,070	$1,604,454
Operating income	$170,335	$174,321	$168,539	$172,748
Net income	$97,547	$93,244	$75,517	$83,635

Earnings per share – basic	$1.00	$0.96	$0.77	$0.86
Weighted average shares outstanding	97,617	97,572	97,548	97,307

Earnings per share – diluted	$0.99	$0.95	$0.77	$0.85
Weighted average shares outstanding — diluted	98,089	98,042	97,811	98,091

	June 30,	March 31,	December 31,	September 30,
Fiscal Year Ended June 30, 2008	2008	2008	2007	2007
Revenues	$1,613,655	$1,542,370	$1,511,442	$1,493,083
Operating income	$177,872	$163,911	$157,894	$145,401
Net income	$98,632	$82,638	$81,596	$66,144

Earnings per share – basic	$1.02	$0.86	$0.82	$0.66
Weighted average shares outstanding	96,703	96,089	99,505	99,721

Earnings per share – diluted	$1.01	$0.85	$0.81	$0.65
Weighted average shares outstanding — diluted	97,719	96,921	100,310	100,986
26.	NEW ACCOUNTING PRONOUNCEMENTS
In September 2006, the FASB issued SFAS 157 which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and expands disclosures about fair value measurements. We adopted SFAS 157 effective July 1, 2008. Please see Note 18 for a discussion of the adoption of SFAS 157 and the related FASB Staff Positions and the impact on our financial condition and results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. We adopted SFAS 159 effective July 1, 2008. We did not elect the fair value option under SFAS 159 for any of our financial assets or liabilities upon adoption. The adoption of SFAS 159 did not have a material impact on our financial condition or results of operations.
In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”), which establishes principles and requirements for how an acquirer accounts for business combinations. SFAS 141(R) includes guidance for recognizing and measuring the assets acquired, liabilities assumed, and any noncontrolling or minority interests in an acquisition. SFAS 141(R) applies prospectively and will become effective for the company for business combinations occurring on or after July 1, 2009. In association with the adoption of SFAS 141(R), we will record a write-down of costs incurred for proposed acquisitions of approximately $3.8 million ($2.4 million, net of income tax) on July 1, 2009.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards that require noncontrolling interests to be reported as a separate component of equity, and net income attributable to the parent and to the noncontrolling interest to be separately identified in the income statement. SFAS 160 also requires changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. SFAS 160

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
applies prospectively and is effective for the Company beginning July 1, 2009. Certain presentation requirements of SFAS 160 are effective retrospectively. We anticipate no impact on the financial position or results of operations as a result of the adoption of SFAS 160.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures about an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We adopted SFAS 161 effective January 1, 2009. There was no impact on our financial condition and results of operations as a result of the adoption of SFAS 161.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 was intended to identify the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. In June 2009, SFAS 162 was superseded by the FASB’s issuance of SFAS No. 168, “The FASB Accounting Standard Codification™ and the Hierarchy of Generally Accepted Accounting Principles – a replacement of SFAS Statement No. 162” (“SFAS 168”). SFAS 168 replaces SFAS 162, establishes the FASB Accounting Standard Codification™ as the source of authoritative accounting principles recognized by the FASB and identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 168 is effective for the Company on July 1, 2009. We do not anticipate the adoption of SFAS 168 will have an impact on our financial condition or results of operations.
In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP 132(R)-1”). This FSP amends FAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP 132(R)-1 is effective for fiscal years ending after December 15, 2009. We have not yet determined the effect, if any, that FSP 132(R)-1 will have on our financial statement disclosures.
In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for the Company on June 30, 2009 and was adopted on that date. There was no impact on our financial condition or results of operations as a result of the adoption of SFAS 165.